EXHIBIT 1.1

SHOPIFY INC.
2016 ANNUAL INFORMATION FORM

February 14, 2017

ANNUAL INFORMATION FORM
SHOPIFY INC.

ANNUAL INFORMATION FORM
SHOPIFY INC.

GENERAL MATTERS

Information Contained in this Annual Information Form

In this Annual Information Form ("AIF") "we", "our", "Shopify", and the "Company" refer to Shopify Inc. and its consolidated subsidiaries, unless the context requires otherwise. References to our "solutions" means the combination of products and services that we offer to merchants, and references to "our merchants" as of a particular date means the total number of unique shops that are paying for a subscription to our platform. Words importing the singular, where the context requires, include the plural and vice versa and words importing any gender include all genders.

Unless otherwise indicated, all information in this AIF is presented as at February 10, 2017, and references to specific years are references to the fiscal years of Shopify ended December 31.

This AIF should be read in conjunction with Shopify’s 2016 audited consolidated financial statements and notes ("2016 Financial Statements") and the Company's 2016 Management’s Discussion and Analysis ("2016 MD&A"), but which, for greater certainty, are not incorporated by reference herein.

Shopify and the associated logo are registered trademarks of Shopify Inc. or its subsidiaries. All other marks used herein are trademarks or registered trademarks belonging to their respective owners.

Presentation of Financial Information

We prepare and report our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Our reporting currency is U.S. dollars, and we express all amounts in this AIF in U.S. dollars, except where otherwise indicated. All references in this AIF to "dollars", "$" and "US$" refer to United States dollars, and all references to "CAD$" refer to Canadian dollars, unless otherwise expressly stated. On February 10, 2017, the Bank of Canada noon rates of exchange for the conversion of U.S. dollars into Canadian dollars was $1.00 = CAD$1.3074.
FORWARD-LOOKING INFORMATION

This AIF contains forward-looking statements under the provisions of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933 (as amended, the "Securities Act"), and Section 21E of the U.S. Securities Exchange Act of 1934 (as amended, the "Exchange Act"), and forward-looking information within the meaning of applicable Canadian securities legislation.

In some cases, you can identify forward-looking statements by terminology such as "may", "might", "will", "should", "could", "expects", "intends", "plans", "anticipates", "believes", "estimates", "predicts", "projects", "potential", "continue", or the negative of these terms or other similar words. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. In particular, forward-looking statements in this AIF include, but are not limited to, statements about:

•	our ability to predict future commerce trends and technology;

•	the size of our addressable markets and our ability to serve those markets;

•	the achievement of advances in and expansion of our platform and our solutions;

•	the intended growth of our business and making investments to drive future growth, and the impact of those investments;

•	our expectation that our business may become more seasonal in the future;

•	our ability to growth our base of merchants;

•	the growth of our merchants’ revenues;

•	innovations in and expansion of our platform;

•	the growth and strengthening of our third-party ecosystem, including formation of strategic partnerships;

•	our ability to continue to build for the long-term;

•	our expectation of increased competition;

•	potential selective acquisitions and investments; and,

•	the expansion of our platform into new markets.

The forward-looking statements contained in this AIF are based on our management’s perception of historic trends, current conditions and expected future developments, as well as other assumptions that management believes are appropriate in the circumstances, which include, but are not limited to:

•	our belief that monthly recurring revenue ("MRR") is most closely correlated with the long-term value of our merchant relationships;

•	our ability to expand our merchant base;

•	our growth rate, subscription renewal activity, the timing and extent of spending to support development of our platform and expansion of sales and marketing activities;

•	our ability to retain merchants as they grow their businesses on our platform;

•	our ability to increase sales and revenues from both new and existing merchants;

•	assumptions about the growth of our merchants’ revenues;

•	our ability to reach economies of scale;

•	our ability to reach profitability;

•	our ability to offer more sales channels that can connect to the platform;

•	our ability to develop new solutions to extend the functionality of our platform;

•	assumptions as to the mix of subscription plans that our merchants select;

•	assumptions as to the timing of infrastructure expansion projects;

•	our ability to predict future commerce trends and technology;

•	our ability to enhance our ecosystem and partner programs;

•	our ability to provide a high level of merchant service and support;

•	our ability to hire, retain and motivate qualified personnel;

•	our ability to develop processes, systems and controls to enable our internal support functions to scale with the growth of our business;

•	our expectations on future costs of compliance associated with being a public company;

•	our belief that our investments in marketing initiatives will continue to be effective in growing the number of merchants using our platform;

•	our belief that our investments will increase our revenue base, improve the retention of this base and strengthen our ability to increase sales to our merchants;

•	our belief that our merchant solutions make it easier for merchants to start a business and grow on our platform;

•	our assumptions regarding the principal competitive factors in our market;

•	our future expenses and financing requirements;

•	our ability to protect against currency, interest rate, concentration of credit and inflation risks;

•	our critical accounting policies and estimates; and

•	our ability to obtain sufficient space for our growing employee base.

Factors that may cause actual results to differ materially from current expectations may include, but are not limited to, risks and uncertainties that are discussed in greater detail in the "Risk Factors" section of this AIF, including but not limited to risks relating to:

•	our rapid growth and managing our growth;

•	our history of losses and our potential inability to achieve profitability;

•	our limited operating history in new and developing markets;

•	our ability to innovate;

•	a denial of service attack or security breach;

•	payments processed through Shopify Payments;

•	our reliance on third party suppliers to provide the technology we offer through Shopify Payments and Shopify Shipping, and our reliance on a single supplier for Shopify Payments;

•	the security of personally identifiable information we store relating to merchants and their customers;

•	serious software errors or defects;

•	exchange rate fluctuations that may negatively affect our results of operations;

•	our potential inability to achieve or maintain data transmission capacity;

•	the reliance of our growth in part on the success of our strategic relationships with third parties;

•	our potential failure to maintain a consistently high level of customer service;

•	the limited number of data centers we use;

•	ineffective operations of our solutions when accessed through mobile devices;

•	changes to technologies used in our platform or new versions or upgrades of operating systems and internet browsers;

•	the impact of worldwide economic conditions, including the resulting effect on spending by small and medium-sized businesses ("SMBs") or their customers;

•	potential claims by third parties of intellectual property infringement;

•	our potential inability to obtain, maintain and protect our intellectual property rights and proprietary information or prevent third parties from making unauthorized use of our technology;

•	our use of "open source" software;

•	our potential inability to generate traffic to our website through search engines and social networking sites;

•	our potential failure to effectively maintain, promote and enhance our brand;

•	our potential inability to hire, retain and motivate qualified personnel;

•	our dependence on the continued services and performance of our senior management and other key employees;

•	activities of merchants or the content of their shops;

•	seasonal fluctuations;

•	international sales and the use of our platform in various countries;

•
our reliance on computer hardware, purchased or leased, software licensed from and services rendered by third parties, in order to provide our solutions and run our business, sometimes by a single-source supplier;

•	our potential inability to compete successfully against current and future competitors;

•	our pricing decisions for our solutions;

•	acquisitions and investments;

•	provisions of our financial instruments;

•	our potential inability to raise additional funds as may be needed to pursue our growth strategy or continue our operations, on favorable terms or at all;

•	unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns;

•	new tax laws could be enacted or existing laws could be applied to us or our merchants;

•	being required to collect federal, state and local business taxes and sales and use taxes in additional jurisdictions or for past sales;

•	our tax loss carryforwards;

•	our dependence upon consumers’ and merchants’ access to, and willingness to use, the internet for commerce;

•	challenges in expanding into new geographic regions;

•	Shopify Capital and offering merchant cash advances; and

•	ownership of our shares.

Although we believe that the plans, intentions, expectations, assumptions and strategies reflected in our forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future results. You should read this AIF and the documents that we reference in this AIF completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this AIF represent our views as of the date of this AIF. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. Therefore, these forward-looking statements do not represent our views as of any date other than the date of this AIF.
CORPORATE STRUCTURE

Name, Address and Incorporation

The Company was incorporated under the Canada Business Corporations Act (the "CBCA") on September 28, 2004 under the name 4261607 Canada Ltd. We filed articles of amendment on January 19, 2006 to change our name to Jaded Pixel Technologies Inc., and again on November 30, 2011 to change our name to Shopify Inc. On April 12, 2013, we filed articles of amendment to split all of our issued and outstanding common shares and all of our issued and outstanding Series A and Series B preferred shares on a 5-for-1 basis. On May 22, 2015, we filed articles of amendment to amend and re-designate our authorized and issued share capital in connection with our initial public offering. See “Capital Structure” for more information about our current share capital. On May 27, 2015, we restated our amended articles of incorporation.

Our head and registered office is located at 150 Elgin Street, 8th floor, Ottawa, Ontario, Canada K2P 1L4, and our telephone number is (613) 241-2828. We also have offices in Montreal, Toronto, Waterloo, and San

Francisco. Our website address is www.shopify.com. Information contained on, or accessible through, our website is not a part of this AIF.

Intercorporate Relationships

The following chart shows our current material subsidiaries. All of our subsidiaries are wholly owned.

Shopify Inc. (Canada)
Shopify Payments (Canada) Inc. (Canada)
Shopify LLC (Delaware)
Shopify Holdings (USA) Inc. (Delaware)
Shopify International Limited (Ireland)
Shopify Payments (USA) Inc. (Delaware)
Shopify Capital Inc. (Virginia)
Shopify Data Processing (USA) Inc. (Delaware)
Shopify (USA) Inc. (Delaware)
Shopify (Australia) Pty Ltd. (Australia)

DESCRIPTION OF THE BUSINESS

Overview

Shopify provides the leading cloud-based, multi-channel commerce platform designed for small and medium-sized businesses ("SMBs"). Merchants use our software to run their business across all of their sales channels, including web and mobile storefronts, physical retail locations, social media storefronts, and marketplaces. As the number of channels over which merchants transact continues to expand, the importance of a multi-channel platform that is both fully integrated and easy to use increases. The Shopify platform provides merchants with a single view of their business and customers across all of their sales channels and enables them to manage products and inventory, process orders and payments, ship orders, build customer relationships and leverage analytics and reporting from one integrated back office. Core to a merchant’s daily workflow and enabling transactions over multiple channels, our platform generates rich data to inform both our own decisions as well as those of our merchants.

The Shopify platform enables merchants to access the technology and functionality that are necessary to create a best-of-breed, multi-channel business in an era where social media, cloud computing, mobile devices and data analytics are transforming commerce. Consumers expect to be able to transact anywhere, anytime on any device and the experience needs to be simple, seamless and secure. As transactions over mobile devices now represent the majority of transactions across online stores powered by Shopify, the mobile experience is becoming merchants’ primary and most important interaction with online consumers. For several years Shopify has focused on enabling mobile commerce, and the Shopify platform now includes a mobile-optimized checkout system, designed to enable merchants' consumers to more easily buy products over mobile websites. Our merchants are now able to offer their customers the ability to quickly and securely check out by using Apple Pay, and in the future Android Pay, on the web.

We built our platform to address the growing challenges facing merchants with the aim of making complex tasks simple. The Shopify platform has been engineered to enterprise-level standards and functionality while being designed for simplicity and ease of use. We have also designed our platform with a robust technical infrastructure able to manage large spikes in traffic that accompany events such as new product releases, holiday shopping seasons and flash sales. We are constantly innovating and enhancing our platform, with our continuously deployed, multi-tenant architecture ensuring all of our merchants are always using the latest technology.

Unlike an online marketplace, Shopify is designed to help our merchants own their brand and make their consumer experience memorable. We recognize that in a world where consumers have more choices than ever before, a merchant’s brand is increasingly important. If a consumer searches a third-party marketplace or ecommerce site and selects a merchant’s product from among thousands of search results, the consumer is more likely to remember the brand of the third-party site than the brand of the merchant. The Shopify platform is designed to allow a merchant to keep their brand present in every interaction to help build customer loyalty.

This combination of ease of use with enterprise-level functionality allows merchants to start with a Shopify store and grow with our platform to almost any size. Using Shopify, merchants may never need to re-platform. Our Shopify Plus subscription plan was created to accommodate larger merchants, with additional functionality, scalability and support requirements. Shopify Plus is also designed for larger merchants not already on Shopify who want to migrate from their expensive and complex legacy solutions.

Our Merchants

Our mission is to make commerce better for everyone, and we believe we can help merchants of nearly all sizes and retail verticals realize their potential. While our platform can scale to meet the needs of large merchants, we focus on selling to SMBs and entrepreneurs. Most of our merchants are on subscription plans that cost less than $50 per month, which is in line with our focus of providing cost effective solutions for early stage businesses.

As of December 31, 2016, we had more than 377,500 merchants from approximately 175 countries using our platform, geographically dispersed as follows: United States of America, 58%; United Kingdom, 10%; Canada, 7%; Australia, 7%; and 18% in the rest of the world.

Our merchants represent a wide array of retail verticals and business sizes and no single merchant has ever represented more than five percent of our total revenues in a single reporting period. We believe that our future success is dependent on many factors, including our ability to expand our merchant base, retain merchants as they grow their businesses on our platform, offer more sales channels that can connect to the platform, develop new solutions to extend the functionality of our platform, enhance our ecosystem and partner programs, provide a high level of merchant service and support, and hire, retain and motivate qualified personnel.

Merchant Acquisition

Our merchant acquisition strategy is primarily focused on marketing that builds awareness of our offerings. Our approach includes a strong emphasis on data and analytics while continuously innovating and testing new ideas to drive growth.

We actively grow our audience through online channels, including organic search, paid search and social media. Our offline channel strategy includes participating in trade shows and local events to generate awareness of our platform. We also invest in content marketing, such as the Shopify Blog, podcasts, video content, eBooks and other free tools, and provide thought leadership to help our merchants succeed and to build their own brand. Our Build A Business competitions similarly help increase our brand awareness and merchant acquisition. We also began to hire outbound sales representatives in early 2015 for our Shopify Plus offering, and with the early success we have achieved, we intend to continue funding what we believe is a key growth opportunity.

In addition to direct channels, we leverage relationships with third-party design agencies, developers and freelancers around the world who actively refer merchants to us. We also partner with adjacent companies and resellers to sell and offer our solutions to their customers.

Partner Ecosystem

A rich ecosystem of app developers, theme designers and other partners has evolved around the Shopify platform. With approximately 11,000 active partners referring merchants over the last year, we have built a strong, symbiotic relationship with our partners that continues to grow. We believe this ecosystem has grown in part due to the platform’s functionality, which is highly extensible and can be expanded through our application program interface ("API") and the approximately 1,400 apps available in the Shopify App Store. The app ecosystem also integrates additional functionality. The partner ecosystem helps drive the growth of our merchant base, which in turn further accelerates growth of the ecosystem.

Our Offerings

Our business model has two revenue streams: a recurring subscription component we call subscription solutions and a merchant success-based component we call merchant solutions.

Subscription Solutions

We principally generate subscription solutions revenues through the sale of subscriptions to our platform. We also generate associated subscription solutions revenues from the sale of themes, apps and registration of domain names.

We offer pricing plans designed to meet the needs of our current and prospective merchants. Offering different service and pricing levels allows entrepreneurs to scale without leaving the Shopify platform. We believe this ability to retain merchants as they grow is an important factor for success in serving the SMB market. Shopify offers a number of pricing plans that have varying features, and as a merchant upgrades to the higher-priced options, they receive more powerful tools. While our Basic and Professional plans are our most popular plans, the majority of our GMV comes from merchants subscribing to our Advanced and Shopify Plus plans. Also, merchant retention rates are higher among merchants on higher-priced plans. Offered at a starting rate that is several times that of our Shopify Advanced plan, Shopify Plus caters to merchants with higher-volume sales and offers additional functionality, scalability and support requirements, including a dedicated Merchant

Success Manager. Nestle, GE, Red Bull and Kylie Cosmetics are among the approximately 2,500 Shopify Plus merchants seeking a reliable, cost-effective and scalable commerce solution.

Our subscription plans typically have a one-month term, although a small number of our merchants have annual or multi-year subscription terms. Subscription terms automatically renew unless notice of cancellation is provided in advance. Merchants purchase subscription plans directly from us. Subscription fees are paid to us at the start of the applicable subscription period, regardless of the length of the subscription period. These subscription fees are non-refundable.

We also generate additional subscription solutions revenues from merchants that have subscription plans with us through the sale of themes, apps and the registration of domain names. Domain names are sold separately, typically on an annual term.

Merchant Solutions

We also offer a variety of merchant solutions that are designed to add value to our merchants and augment our subscription solutions. Merchant solutions are intended to supplement subscription solutions by providing additional value to our merchants and increasing their use of our platform. We principally generate merchant solutions revenues from payment processing fees from Shopify Payments.

Shopify Payments is a fully integrated payment processing service that allows our merchants to accept and process payment cards online and offline, and is also designed to drive higher retention among merchant subscribers. We introduced Shopify Payments in the United States in August 2013, Canada in September 2013, the United Kingdom in November 2014, Australia in November 2015, and Ireland in October 2016. As a result of introducing Shopify Payments, our revenues from merchant solutions and associated costs have increased significantly.

In addition to payment processing fees from Shopify Payments, we also generate merchant solutions revenue from transaction fees, Shopify Shipping, Shopify Capital, referral fees from partners, and sales of point-of-sale ("POS") hardware.

For subscription plans where the merchant does not sign up for Shopify Payments, we typically charge a transaction fee based on a percentage of Gross Merchandise Volume ("GMV") processed.

Shopify Shipping was launched in the United States in September 2015 and in Canada in September 2016, and allows merchants to buy and print shipping labels and track orders directly within the Shopify platform.

Shopify Capital, a merchant cash advance ("MCA") program, was launched in the United States in April 2016 to help eligible merchants secure financing and accelerate the growth of their business by providing access to simple, fast, and convenient working capital. We apply underwriting criteria prior to purchasing the eligible merchant's future receivables to help ensure collectability. Under Shopify Capital, we purchase a designated amount of future receivables at a discount. The purchase price is paid to the merchant at the time the MCA is entered into, and the Merchant remits a fixed percentage of their daily sales until the outstanding balance has been remitted. We have mitigated some of the risks associated with Shopify Capital by entering into an agreement with a third party to insure merchant cash advances offered by Shopify Capital.

We also generate merchant solutions revenues in the form of referral fees from partners to whom we direct business and with whom we have an arrangement in place. Pursuant to terms of the agreements with our partners, these revenues can be recurring or non-recurring. Where the agreement provides for recurring payments to us, we typically earn revenues so long as the merchant that we have referred to the partner continues to use the services of the partner. Non-recurring revenues generally take the form of one-time payments that we receive when we initially refer the merchant to the partner.

In connection with Shopify POS, a mobile application that lets merchants sell their products in a physical or retail setting, we sell compatible hardware products which are sourced from third-party vendors.

Seasonality

Seasonality has affected and will continue to affect our quarterly results. While our rapid growth has largely masked seasonal trends to date in subscription solutions revenues, our merchant solutions revenues are directionally correlated with the level of GMV that merchants process through our platform. As a result of the additional GMV our merchants typically process during the holiday season, we have historically generated higher merchant solutions revenues in our fourth quarter than in other quarters. As a result of the continued growth of our merchant solutions offerings, we believe that our business may become more seasonal in the future and that historical patterns in our business may not be a reliable indicator of our future performance.

Research and Development

Research and development is currently focused on product management, product development, and product design. We continue to focus our research and development efforts on adding new features and solutions, and increasing the functionality and enhancing the ease of use of our platform.

Growth Strategy

We have focused on rapidly growing our business and plan to continue making investments to drive future growth. We believe that our investments will increase our revenue base, improve the retention of this base and strengthen our ability to increase sales to our merchants. Our growth strategy is driven by our mission: make commerce better for everyone. Key elements of our strategy include:

•
Grow our Base of Merchants. We believe that we have a significant opportunity to increase the size of our current merchant base. We intend to continue to strategically invest in marketing programs that enhance the awareness of our brand and solutions among businesses at different stages of their lifecycle, from entrepreneurs just starting a business to larger, well-established businesses. While we believe it is important to establish relationships early in the business lifecycle and grow along with our merchants, we also see the opportunity from larger businesses looking for faster time-to-market and better value as they innovate to meet rapidly evolving consumer demands. We intend to grow our base of merchants primarily by inspiring entrepreneurship through marketing programs including our Build A Business competitions and Shopify Blog. Over the past six years, Shopify’s competitions have helped inspire over 100,000 new businesses that have sold millions of dollars in products. Additionally, we are investing in additional sales capacity focused on larger merchants, as we continue to hire and train outbound sales representatives for Shopify Plus.

•
Grow our Merchants’ Revenue. Our goals are closely aligned with the goals of our merchants. The more a merchant sells on our platform, the more revenue we generate as they process more transactions, upgrade plans, add additional sales channels, ship more products, and use additional solutions. We intend to continue to improve our platform to help our merchants sell more and expect to continue to use initiatives such as our Retail Tour roadshows, Shopify Blog and Shopify Guru programs to educate our merchant base on how they can be even more successful using our platform.

Last year, the Shopify Blog had over 27 million page views, which we believe makes it one of the internet’s top ecommerce and entrepreneurial blogs.

•
Continuous Innovation and Expansion of our Platform. Our platform is built to support innovation and the rapid technology changes in commerce. We foresaw the rise of mobile and launched our iPhone-based Shopify Mobile application in 2010. Shopify Mobile gives merchants the ability to set-up, track, and manage their business on the go. We intend to continue to build more sales channels and additional functionality to make our merchants more effective and further differentiate our platform. We have done this with Shopify Payments, which eliminates the need for merchants to set up and maintain a direct relationship with a third-party payment gateway, gives merchants access to low credit card processing rates, and allows us to cross-sell additional solutions to our merchant base. We added functionality with Shopify Shipping, which allows merchants to print postage labels and ship products at discounted rates directly through Shopify. We intend to follow this same approach with other merchant solutions in the future.

•
Continue to Grow and Develop our Ecosystem. We have a thriving third-party ecosystem that includes app developers, theme designers, and other partners that bolster the functionality of our platform. This ecosystem has grown in part due to the platform’s functionality, which is highly extensible and can be expanded through our API. There are currently approximately 1,400 apps available in the Shopify App Store. We believe that growing our ecosystem makes the Shopify platform more attractive and stickier, which further expands our merchant base, and in turn drives additional growth of our ecosystem.

•
Continue to Expand our Referral Partner Programs. We have strong relationships with thousands of design and marketing agencies throughout the world. These agencies build merchant web and mobile shops on our platform. Our approximately 11,000 active partners refer merchants to us and we refer work to them using our Shopify Experts directory. We intend to strengthen our existing relationships with referral partners and resellers and create new ones with the goal of expanding our overall merchant base.

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Continue to Build for the Long-term. We have a culture of iteration and testing new ideas with a focus on maximizing long-term value. As we continue to build for the future, we may consider focused international expansion, strategic partnerships, new solutions, and selective acquisitions.

Technology

The Shopify platform is a multi-tenant cloud-based system that is engineered for high scalability, reliability and performance. Open source has played a major role at Shopify from the beginning when our founder was active on the core team that built Ruby on Rails, the technology that powers much of the Shopify platform. We host the Shopify platform using a mix of co-located and cloud-based servers. Maintaining the integrity and security of our technology infrastructure is critical to our business, and we plan to invest further in our data center and network infrastructure to meet our merchants’ needs and maintain their trust. The key attributes of the Shopify platform are:

•
Security. Credit card processing on the Shopify platform is performed by a dedicated, highly scalable, geographically redundant, high-security environment with specialized policies and procedures in place. The environment is designed to be highly isolated and secure and exceeds the requirements of PCI DSS. We have been certified as a PCI DSS Level 1 compliant service provider, which is the highest level of compliance available. We use firewalls, denial of service mitigation appliances, advanced encryption, intrusion detection systems, two-factor authentication and other technology to keep our merchants’ data secure.

•
Scalability. The cloud-based architecture of our platform has been designed to support sudden traffic and order spikes from our merchants. We use a technology called "containerization" to efficiently scale our computing resources across our platform. We have benchmarked the Shopify platform to handle at least 50,000 requests per second and 12,000 orders per minute based on platform load testing.

•
Reliability. Our platform includes servers in geographically dispersed, co-located data centers that are fault-tolerant and ensure that our platform is highly reliable. Because Shopify is at the heart of our merchants’ businesses, we employ a highly redundant, horizontally scalable, shared architecture to ensure resiliency and high availability.

•
Performance. We believe that the faster our merchants’ shops appear to their customers, the more our merchants will sell. We have a dedicated team that is constantly profiling and optimizing the performance of the Shopify platform. We leverage content delivery networks with global points of presence to ensure that content and data is delivered quickly to users across the globe. In 2016, online shops hosted on our platform had sub 100 millisecond median response times; our merchants’ shops averaged 166 million unique monthly visitors, most of which were from mobile devices; and we processed an average of 17.8 million orders per month.

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Deployment. The Shopify platform is "single branch" software, which means that all of our merchants use the latest version of Shopify at all times. The result is that we have no overhead in maintaining older versions of our platform. Our software deployment process enables us to quickly distribute new software as soon as it is ready. This is made possible by our ongoing investment in end-to-end automation and comprehensive test suites.

Competition

Our market is transforming, competitive and highly fragmented, and we expect competition to increase in the future. We believe the principal competitive factors in our market are:

•	vision for commerce and product strategy;

•	simplicity and ease of use;

•	integration of multiple channels;

•	cost-effective solution;

•	breadth and depth of functionality;

•	pace of innovation;

•	ability to scale;

•	security and reliability;

•	support for a merchant’s brand development; and

•	brand recognition and reputation.

With respect to each of these factors, we believe that we compare favorably to our competitors.

We believe no competitor offers an integrated, multi-channel, cloud-based commerce platform with comparable functionality to ours. However, some merchants may elect to piece together technology from other companies that overlaps with certain functions and features that we provide, including:

•	ecommerce software vendors;

•	content management systems;

•	payment processors;

•	POS software providers;

•	domain registrars; and

•	marketplaces.

Intellectual Property

Our intellectual property and proprietary rights are important to our business. In our efforts to safeguard them, we rely on a combination of copyright, trade secret, trade dress, domain names, trademarks, and other rights in Canada, the United States and other jurisdictions in which we conduct our business. We also have confidentiality agreements, assignment agreements and license agreements with employees, contractors, merchants, distributors, and other third parties, which limit access to and use of our proprietary intellectual property. Though we rely, in part, upon these legal and contractual protections, we believe that factors such as the skills and ingenuity of our employees, as well as the functionality and frequent enhancements to our platform, make our intellectual property difficult to replicate.

We have been issued the following trademark registrations: "Shopify" in Australia, Canada, the European Union, Germany, New Zealand, Switzerland and the United States; "S & Design" in Australia, Canada, the European Union, New Zealand and the United States; "S Shopify & Design" in Australia, Canada, New Zealand and the United States; "A shop in minutes, a business for life" in Canada and the United States; "Do what you do best" in Canada; and "Shopify" in Chinese characters in China.

We are subject to certain risks related to our intellectual property. For more information, see "Risk Factors - Risks Related to our Business and Industry."

Property

We are headquartered in Ottawa, Canada. We do not own any real property. The following table outlines significant properties that we currently lease, all of which are used for office space:

Location	Square Feet	Date Lease Ends
Ottawa, Ontario	170,119	December 31, 2026
Toronto, Ontario	112,286	December 31, 2028
Toronto, Ontario	36,771	August 31, 2021
Toronto, Ontario	33,813	December 31, 2018
Kitchener-Waterloo, Ontario	57,365	July 31, 2028
Kitchener-Waterloo, Ontario	39,173	September 30, 2022
Montreal, Quebec	61,110	June 30, 2027
San Francisco, California	5,450	February 15, 2018

We also lease space in two data centers in the United States.

We believe that our current facilities are adequate to meet our ongoing needs and that, if we require additional space, we will be able to obtain additional facilities on commercially reasonable terms.

Culture and Employees

If you have ambitious goals, you need an equally ambitious team. Shopify is composed of highly talented, deeply caring individuals all working on making commerce better for everyone. Our culture is continuously being redefined with every person that joins our company, but, at our core, we value people who:

•	get shit done;

•	build for the long-term;

•	focus on simple solutions;

•	act like owners; and

•	thrive on change.

In those values, there is a focus on continuous learning and personal development. We are a fast-growing company that is constantly trying to get better. We expect to see similar growth from everyone in our team.

We deeply value innovation and experimentation. Every few months we take a break from our regular work and for two full days every employee has free reign to work on whatever project they want as long as it adds value to Shopify. We call these two days "Hack Days". There is no limit to the creativity or scope of the projects. The only rule is that employees must complete their projects no later than 4 p.m. at the end of the second day, at which point teams pitch their finished projects.

We believe that being headquartered in Ottawa, Canada gives us access to a large talent pool. Ottawa is currently home to approximately 1,700 technology companies and has the highest concentration per capita of scientists and engineers in Canada. We recruit our employees through multiple avenues including internships, campus recruiting and global outreach.

As of December 31, 2016, we had over 1,900 employees and contractors worldwide. None of our employees is represented by a labor organization or is a party to a collective bargaining arrangement. We consider our relationship with our employees to be excellent.

Government Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the internet, many of which are still evolving and could be interpreted in ways that could harm our business. Concern about the use of software as a service ("SaaS") platforms for illegal conduct, such as money laundering or supporting terrorist activities, may in the future result in legislation or other governmental action that could require changes to our platform.

We are subject to U.S. and Canadian laws and regulations that govern or restrict our business and activities in certain countries and with certain persons, including the economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, the sanctions regulations administered or enforced by the Office of the Superintendent of Financial Institutions in Canada, and the export control laws administered by the U.S. Commerce Department’s Bureau of Industry and Security, the U.S. State Department’s Directorate of Defense Trade Controls and the Canadian Export and Import Controls Bureau. We are currently subject to a variety of laws and regulations in Canada, the United States, the United Kingdom and elsewhere related to payment processing, including those governing cross-border and domestic money transmission, gift cards and other prepaid access instruments, electronic funds transfers, foreign exchange, anti-money laundering, counter-terrorist financing, banking and import and export restrictions. Depending on how Shopify Payments and our other merchant solutions evolve, we may be subject to additional laws in Canada, the United States, the United Kingdom, Australia and elsewhere.

We are also subject to federal, state, provincial and foreign laws regarding privacy and protection of data. Some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data and our agreements with certain merchants require us to notify them in the event of a security incident. We post on our website our privacy policy and terms of service, which describe our practices concerning the use, transmission and disclosure of merchant data and data relating to their customers. Any failure by us to comply with our posted privacy policy or privacy-related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. In addition, the interpretation of data protection laws, and their application to the internet, is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from province to province, state to state, country to country or region to region, and in a manner that is not consistent with our current data protection practices. Because our services are accessible worldwide, certain foreign jurisdictions have claimed and others may claim that we are required to comply with their laws, including in jurisdictions where we have no local entity, employees or infrastructure. Complying with these varying international requirements could cause us to incur additional costs and change our business practices. Further, any failure by us to adequately protect our merchants’ or their customers’ data could result in a loss of confidence in our platform and ultimately in a loss of merchants that have subscriptions to our platform which could adversely affect our business.

In addition, our reputation and brand may be negatively affected by the actions of merchants or their users that are deemed to be hostile, offensive, inappropriate or unlawful. We do not monitor or review the appropriateness of the content accessible through merchants’ shops in connection with our services, and we do not have control over the activities in which merchants’ customers engage. While we have adopted policies regarding illegal or offensive use of our platform, merchants or their customers could nonetheless engage in these activities. The safeguards we have in place may not be sufficient to avoid harm to our reputation and brand, especially if such hostile, offensive or inappropriate use was high profile, which could adversely affect our ability to expand our merchant subscription base and could harm our business and financial results. It is possible that we could also be subject to liability. In many jurisdictions, laws relating to the liability of providers of online services for activities of their customers and other third parties are currently being tested by a number of claims, including actions based on defamation, invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature of the relevant content. Any court ruling or other governmental regulation or action that imposes liability on providers of online services in connection with the activities of their customers or their customers’ users could harm our business. In such circumstances we may also be subject to liability under applicable law, which may not be fully mitigated by our terms of service. Any liability attributed to us could adversely affect our brand, reputation, ability to expand our subscriber base, and financial results.
GENERAL DEVELOPMENT OF THE BUSINESS

As of December 31, 2016, the Company operated in only a single operating and reportable segment.

Three-Year History

In the fourth quarter of 2016:

Shopify's Sell on Amazon integration was made generally available to merchants in December. Designed to seamlessly connect Shopify store owners to the millions of customers searching for products to buy on Amazon, merchants using this integration are able to conveniently manage their product catalog for their ecommerce website, retail store, Amazon store, and other sales channels all in one place.

Shopify completed the acquisition of Boltmade in October 2016, a product design and development consultancy based in Waterloo, Ontario. The acquisition of Boltmade was intended to help accelerate the development of the Shopify Plus product offering by adding deep software design and engineering talent to the Shopify Plus product development team.

Shopify expanded on its Facebook Messenger integration by enabling merchants to sell within Facebook Messenger. In the second quarter, Shopify made it possible for merchants to leverage Facebook Messenger as a means to engage in conversational commerce directly with their customers, and already, over 30,000 merchants have installed Facebook Messenger for their shops.

In the third quarter of 2016:

Shopify completed a follow-on public offering in August 2016 of 8,625,000 Class A subordinate voting shares, of which 6,125,000 were sold by the Company and 2,500,000 were sold by certain of our shareholders. The aggregate net proceeds to the Company of US$224,000,000 strengthened Shopify's balance sheet and provided flexibility to fund growth strategies. The offering was made pursuant to a previously filed short form base shelf prospectus and registration statement on Form F-10 which allows Shopify to offer up to US$500,000,000 of Class A subordinate voting shares, preferred shares, debt securities, warrants, subscription receipts, units, or any combination thereof, from time to time during the 25-month period that the shelf prospectus is effective.

Shopify announced that our merchants would be among the first to be able to accept Apple Pay and Android Pay for web orders on mobile. These mobile wallets will allow our merchants’ customers to quickly and securely check out by simply tapping the Pay button and scanning their fingerprint.

Shopify released its new mobile Shopify app which introduced a number of new features merchants can use to manage their stores, including the ability to sign up, launch and run a store entirely on mobile.

Shopify entered into an agreement with Export Development Canada to help insure merchant cash advances offered by Shopify Capital. This agreement supports the continued growth of Shopify Capital, which was launched earlier in 2016 to help merchants secure financing and accelerate their business growth.

Shopify expanded Shopify Shipping beyond USPS by integrating Canada Post, allowing Canada-based Shopify merchants to quickly buy and print discounted Canada Post shipping labels at rates up to 40% off retail Canada Post rates.

In the second quarter of 2016:

In April 2016 Shopify acquired Kit CRM Inc. ("Kit"), a virtual marketing assistant that uniquely interfaces with business owners via messaging to help manage marketing, reporting and other back-office tasks. The acquisition was intended to strengthen our capabilities in messaging and conversational commerce. A top-rated app in the Shopify app store, Kit helps merchants grow their business by placing targeted ads, posting updates to merchants' Facebook Pages, and making recommendations based on shop or business activity.

Shopify announced that it was the first commerce platform to integrate with Facebook's new Messenger

Platform, making it easier for merchants to engage in conversational commerce with their customers. The integration allows merchants to provide live customer support, and to automatically send order confirmations, shipping updates, and push notifications all within Facebook Messenger.

Shopify announced the launch of Shopify Capital, offering merchant cash advances to select merchants, which provide them timely access to funds to respond quickly to capital needs for their business.

Shopify expanded same-day shipping options with its integration with Postmates. Available in over 200 cities across the United States and serviced by over 25,000 couriers, Postmates allows merchants and customers to track purchases from checkout to delivery.

Shopify launched the Shopify Plus Partner Program, partnering with award-winning, global, digital, marketing and design agencies to develop a partner ecosystem specifically for Shopify Plus merchants.

In the first quarter of 2016:

Orders on mobile surpassed those on desktop for the first time ever, with just over 51% of orders at the end of the first quarter of 2016 coming from mobile devices.

Shopify's partner ecosystem, a critical component to Shopify's success, was well represented at Shopify's first ever partner conference, Unite, in San Francisco. More than 650 partners participated in Unite, where we unveiled a number of platform enhancements, including the Sales Channel SDK, which enables partners to use Shopify's APIs to build out new channels for Shopify merchants. Houzz, Wanelo and Ebates have already built channels through which Shopify merchants can list and sell.

In 2015:

On October 14, 2015, Shopify announced a partnership with Uber to offer same-day delivery with UberRUSH delivery service to Shopify merchants in select cities.

On September 30, 2015, Shopify introduced a partnership with Twitter to allow Shopify merchants to sell products directly on Twitter with Twitter’s "Buy Now" buttons.

On September 25, 2015, Shopify announced the launch of its EMV credit card reader that allows Shopify merchants in the U.S. to securely accept chip and pin, tap and swipe credit and debit cards as well as contactless payment technologies like Apple Pay.

On September 24, 2015, Shopify announced the launch of Shopify Shipping, which allows merchants to easily buy and print discounted shipping labels directly within the Shopify platform.

On September 17, 2015, Shopify announced that it had been selected as the preferred migration provider for Amazon Webstore merchants, and that Shopify would be providing its merchants with tools and services to help customers grow their online business and easily integrate Amazon offerings such as Login and Pay with Amazon, Fulfillment by Amazon and Selling on Amazon.

On September 16, 2015, Shopify introduced the Shop Section on Facebook Pages, to enable Shopify merchants to showcase and sell their products in the Shop section on Facebook Pages.

On June 2, 2015, Shopify introduced selling on Pinterest using buyable pins.

On May 27, 2015, Shopify announced the closing of its initial public offering of 8,855,000 Class A subordinate voting shares, for a total of US$150,535,000 in aggregate gross proceeds.

On April 14, 2015, Shopify announced that it had filed a registration statement on Form F-1 with the U.S. Securities and Exchange Commission (the "SEC") and a preliminary prospectus with the securities regulatory authorities in each of the provinces and territories of Canada for a proposed initial public offering of its Class A subordinate voting shares.

On March 31, 2015, Shopify announced the release of multi-channel Shopify, which made it easier for merchants to manage and sell their products across all sales channels, and updates to Shopify POS.

In 2014:

On November 11, 2014, Shopify made Shopify Payments available to UK merchants.

On October 16, 2014, Shopify moved into its new Ottawa headquarters.

On April 7, 2014, Shopify announced that it had launched new features to its point of sale system.

On February 4, 2014, Shopify launched Shopify Plus, an enterprise ready, white glove ecommerce solution.
RISK FACTORS

In addition to any other risks contained in this AIF, as well as our "Management’s Discussion and Analysis" and our audited financial statements and related notes, the risks described below are the principal risks that could have a material and adverse effect on our business, financial condition, results of operations, cash flows, future prospects or the trading price of our Class A subordinate voting shares. This AIF also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See "Forward-Looking Information."

Risks Related to Our Business and Industry

Our rapid growth may not be sustainable and depends on our ability to attract new merchants, retain existing merchants and increase sales to both new and existing merchants.

We principally generate revenues through the sale of subscriptions to our platform and the sale of additional solutions to our merchants. Our subscription plans typically have a one-month term, although a small percentage of our merchants have annual or multi-year subscription terms. Our merchants have no obligation to renew their subscriptions after their subscription term expires. As a result, even though the number of merchants using our platform has grown rapidly in recent years, there can be no assurance that we will be able to retain these merchants. We have historically experienced merchant turnover as a result of many of our merchants being small- and medium-sized businesses ("SMBs") that are more susceptible than larger businesses to general economic conditions and other risks affecting their businesses. Many of these SMBs are in the entrepreneurial stage of their development and there is no guarantee that their businesses will succeed. Our costs associated with subscription renewals are substantially lower than costs associated with generating revenue from new merchants or costs associated with generating sales of additional solutions to existing merchants. Therefore, if we are unable to retain merchants or if we are unable to increase revenues from existing merchants, even if such losses are offset by an increase in new merchants or an increase in other revenues, our operating results could be adversely impacted.

We may also fail to attract new merchants, retain existing merchants or increase sales to both new and existing merchants as a result of a number of other factors, including: reductions in our current or potential merchants’ spending levels; competitive factors affecting the software as a service ("SaaS") business software applications market, including the introduction of competing platforms, discount pricing and other strategies that may be implemented by our competitors; our ability to execute on our growth strategy and operating plans; a decline in the number of entrepreneurs; a decline in our merchants’ level of satisfaction with our platform and merchants’ usage of our platform; the difficulty and cost to switch to a competitor may not be significant for many of our merchants; changes in our relationships with third parties, including our partners, app developers, theme designers, referral sources and payment processors; the timeliness and success of new products and services we may offer in the future; concerns relating to actual or perceived security breaches; the frequency and severity of any system outages; technological changes or problems; and our focus on long-term value over short-term results, meaning that we may make strategic decisions that may not maximize our short-term revenue or profitability if we believe that the decisions are consistent with our mission and will improve our financial performance over the long-term.

Additionally, we anticipate that our growth rate will decline over time to the extent that the number of merchants using our platform increases and we achieve higher market penetration rates. As our growth rate declines, investors' perception of our business may be adversely affected and the trading price of our Class A subordinate voting shares could decline as a result. To the extent our growth rate slows, our business performance will become increasingly dependent on our ability to retain existing merchants and increase sales to existing merchants.

Our business could be harmed if we fail to manage our growth effectively.

The rapid growth we have experienced in our business places significant demands on our operational infrastructure. The scalability and flexibility of our platform depends on the functionality of our technology and network infrastructure and its ability to handle increased traffic and demand for bandwidth. The growth in the number of merchants using our platform and the number of orders processed through our platform has increased the amount of data and requests that we process. Any problems with the transmission of increased data and requests could result in harm to our brand or reputation. Moreover, as our business grows, we will need to devote additional resources to improving our operational infrastructure and continuing to enhance its scalability in order to maintain the performance of our platform.

Our growth has placed, and will likely continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. We have grown to over 1,900 employees and contractors at December 31, 2016. We intend to further expand our overall business, including headcount, with no assurance that our revenues will continue to grow. As we grow, we will be required to continue to improve our operational and financial controls and reporting procedures and we may not be able to do so effectively. In addition, as we have grown, we have significantly expanded our lease commitments and we plan to further expand such commitments. Furthermore, some members of our management do not have significant experience managing a large global business operation, so our management may not be able to manage such growth effectively. As such, we may be unable to manage our expenses effectively in the future, which may negatively impact our gross profit or operating expenses. We are also subject to the risks of over-hiring and/or over-compensating our employees and over-expanding our operating infrastructure.

In addition, we believe that an important contributor to our success has been our corporate culture, which we believe fosters innovation, teamwork and passion for our merchants and a focus on attractive design and technologically advanced and well-crafted software. Most of our employees have been with us for fewer than two years as a result of our rapid growth. As we continue to grow, we must effectively integrate, develop and motivate a growing number of new employees, some of whom are based in various countries around the world, and we must effectively preserve our ability to execute quickly on new features and initiatives. As a result, we may find it difficult to maintain our corporate culture, which could limit our ability to innovate and operate effectively. Any failure to preserve our culture could also negatively affect our ability to retain and recruit personnel, to continue to perform at current levels or to execute on our business strategy effectively and efficiently.

We have a history of losses and we may be unable to achieve profitability.

We incurred net losses of $37.2 million in 2016, $18.8 million in 2015, and $22.3 million in 2014. At December 31, 2016, we had an accumulated deficit of $83.2 million. These losses and accumulated deficit are a result of the substantial investments we made to grow our business and we expect to make significant expenditures to expand our business in the future. We expect to increase our investment in sales and marketing as we continue to spend on marketing activities and expand our partner referral programs. We plan to increase our investment in research and development as we continue to introduce new products and services to extend the functionality of our platform. We also intend to invest in maintaining our high level of merchant service and support, which we consider critical for our continued success. In order to support the continued growth of our business and to comply with continuously changing security and operational requirements, we plan to continue investing in our data center and network infrastructure. These increased expenditures will make it harder for us to achieve profitability and we cannot predict if we will achieve profitability in the near term or at all. Historically, our costs have increased each year due to these factors and we expect to continue to incur increasing costs to support our anticipated future growth. We also expect to incur additional general and administrative expenses as a result of both our growth and the increased costs associated with being a public company. If the costs associated with acquiring new merchants materially rise in the future, including the fees we pay to third parties to market our platform, our expenses may rise significantly. If we are unable to generate adequate revenue growth and manage our expenses, we may continue to incur significant losses and may not achieve or maintain profitability.

We may make decisions that would reduce our short-term operating results if we believe those decisions will improve the experiences of our merchants and their customers and if we believe such decisions will improve our operating results over the long term. These decisions may not be consistent with the expectations of investors and may not produce the long-term benefits that we expect, in which case our business may be materially and adversely affected.

Our limited operating history in new and developing markets makes it difficult to evaluate our current business and future prospects and may increase the risk that we will not be successful.

We launched the Shopify platform in 2006 and the majority of our revenue growth has occurred in the past few years. This short history makes it difficult to accurately assess our future prospects. We also operate in new and developing markets that may not develop as we expect. You should consider our future prospects in light of the challenges and uncertainties that we face, including the fact that our business has grown rapidly and it may not be possible to discern fully the trends that we are subject to, that we operate in new and developing markets and that elements of our business strategy are new and subject to ongoing development. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including increasing and unforeseen expenses as we continue to grow our business. If we do not manage these risks successfully, our business, results of operations and prospects will be harmed.

If we fail to improve and enhance the functionality, performance, reliability, design, security and scalability of our platform in a manner that responds to our merchants’ evolving needs, our business may be adversely affected.

The markets in which we compete are characterized by constant change and innovation and we expect them to continue to evolve rapidly. Our success has been based on our ability to identify and anticipate the needs of our merchants and design a platform that provides them with the tools they need to operate their businesses. Our ability to attract new merchants, retain existing merchants and increase sales to both new and existing merchants will depend in large part on our ability to continue to improve and enhance the functionality, performance, reliability, design, security and scalability of our platform.

Furthermore, as we expand Shopify Plus, and as the number of our merchants with higher volume sales increases, so does the need for us to offer increased functionality, scalability and support.

We may experience difficulties with software development that could delay or prevent the development, introduction or implementation of new solutions and enhancements. Software development involves a significant amount of time for our research and development team, as it can take our developers months to update, code and test new and upgraded solutions and integrate them into our platform. We must also continually update, test and enhance our software platform. For example, our design team spends a significant amount of time and resources incorporating various design enhancements, such as customized colors, fonts, content and other features, into our platform. The continual improvement and enhancement of our platform requires significant investment and we may not have the resources to make such investment. Our improvements and enhancements may not result in our ability to recoup our investments in a timely manner, or at all. We may make significant investments in new solutions or enhancements that may not achieve expected returns. The improvement and enhancement of the functionality, performance, reliability, design, security and scalability of our platform is expensive and complex, and to the extent we are not able to perform it in a manner that responds to our merchants’ evolving needs, our business, operating results and financial condition will be adversely affected.

Security breaches, denial of service attacks, or other hacking and phishing attacks on our systems or other security breaches could delay or interrupt service to our merchants and their customers, harm our reputation or subject us to significant liability, and adversely affect our business and financial results.

We operate in an industry that is prone to cyber attacks. Failure to prevent or mitigate security breaches and improper access to or disclosure of our data, merchant data, or their customer data, could result in the loss or misuse of such data, which could harm our business and reputation. In the past, we have been subject to distributed denial of service, or DDoS, attacks, a technique used by hackers to take an internet service offline by overloading its servers. Our platform and our third-party apps may be subject to DDoS attacks in the future and we cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms and other procedures are or will be adequate to prevent network and service interruption, system failure or data loss. In addition, computer malware, viruses, and hacking and phishing attacks by third parties have become more prevalent in our industry. We have experienced such attacks in the past and may experience such attacks in the future. As a result of our increased visibility, we believe that we are increasingly a target for such breaches and attacks.

Moreover, our platform and our third-party apps could be breached if vulnerabilities in our platform or our third-party apps are exploited by unauthorized third parties or due to employee error, malfeasance, or otherwise. Since techniques used to obtain unauthorized access change frequently and the size of DDoS attacks are increasing, we may be unable to implement adequate preventative measures or stop the attacks while they are occurring. A DDoS attack or security breach could delay or interrupt service to our merchants and their customers and may deter consumers from visiting our merchants’ shops. In addition, some of the third parties we work with may receive information provided by us, by our merchants, or by our merchants' customers through web or mobile applications integrated with Shopify. If these third parties fail to adhere to adequate data security practices, or in the event of a breach of their networks, our own and our merchants' data may be improperly accessed, used or disclosed.

Any actual or perceived DDoS attack or security breach could damage our reputation and brand, expose us to a risk of litigation and possible liability and require us to expend significant capital and other resources to alleviate problems caused by the DDoS attack or security breach. Some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data and our agreements with certain merchants require us to notify them in the event of a security incident. Such mandatory disclosures could lead to negative publicity and may cause our merchants to lose confidence in the effectiveness of our data security measures. Moreover, if a high profile security breach occurs with respect to another SaaS provider, merchants may lose trust in the security of the SaaS business model generally, which could adversely impact our ability to retain existing merchants or attract new ones. Any of these events could harm our reputation or subject us to significant liability, and materially and adversely affect our business and financial results.

Payment transactions on Shopify Payments may subject us to regulatory requirements, additional fees, and other risks that could be costly and difficult to comply with or that could harm our business.

More than two-thirds of our merchants use Shopify Payments, an integrated payment processing solution that allows them to accept payments on major payment cards. We are subject to a number of risks related to payments processed through Shopify Payments, including:

•	we pay interchange and other fees, which may increase our operating expenses;

•	if we are unable to maintain our chargeback rate at acceptable levels, our credit card fees may increase or credit card issuers may terminate their relationship with us;

•	increased costs and diversion of management time and effort and other resources to deal with fraudulent transactions or chargeback disputes;

•	potential fraudulent or otherwise illegal activity by merchants, their customers, developers, employees or third parties which could lead to increased liabilities;

•	restrictions on funds or required reserves related to payments; and

•	additional disclosure and other requirements, including new reporting regulations and new credit card association rules.
We are required by our payment processors to comply with payment card network operating rules and we have agreed to reimburse our payment processors for any fees or fines they are assessed by payment card networks as a result of any rule violations by us or our merchants. The payment card networks set and interpret the card rules. In addition, we face the risk that one or more payment card networks or other processors may, at any time, assess penalties against us or terminate our ability to accept credit card payments or other forms of online payments from customers, which would have an adverse effect on our business, financial condition and operating results.
If we fail to comply with the rules and regulations adopted by the payment card networks, including the Payment Card Industry Data Security Standard, or PCI DSS, we would be in breach of our contractual obligations to our payment processors, financial institutions, partners and merchants. Such failure to comply may subject us to fines, penalties, damages, higher transaction fees and civil liability, and could eventually prevent us from processing or accepting payment cards or could lead to a loss of payment processor partners, even if there is no compromise of customer information.

We are currently subject to a variety of laws and regulations in Canada, the United States, the United Kingdom, Ireland, Australia, and elsewhere related to payment processing, including those governing cross-border and domestic money transmission, gift cards and other prepaid access instruments, electronic funds transfers, foreign exchange, anti-money laundering, counter-terrorist financing, banking and import and export restrictions. Depending on how Shopify Payments and our other merchant solutions evolve, we may be subject to additional laws, either in existing or new jurisdictions. In some jurisdictions, the application or interpretation of these laws and regulations is not clear. Our efforts to comply with these laws and regulations could be costly and result in diversion of management time and effort and may still not guarantee compliance. In the event that we are found to be in violation of any such legal or regulatory requirements, we may be subject to monetary fines or other penalties such as a cease and desist order, or we may be required to make changes to our platform, any of which could have an adverse effect on our business, financial condition and results of operations.

We rely on a single supplier to provide the technology we offer through Shopify Payments.

In order to provide Shopify Payments, we have entered into payment service provider agreements with Stripe Inc. ("Stripe"). These payment service provider agreements renew every 12 months, unless either party terminates the agreement earlier upon 180 days' notice. These agreements are integral to Shopify Payments and any disruption or problems with Stripe or its services could have an adverse effect on our reputation, results of operations and financial results. If Stripe were to terminate its relationship with us, we could incur substantial delays and expense in finding and integrating an alternative payment service provider into Shopify Payments, and the quality and reliability of such alternative payment service provider may not be comparable. Any long-term or permanent disruption in Shopify Payments would decrease our revenues from merchant solutions, since our merchants would be required to use one of the alternative payment gateways offered through our platform.

We store personally identifiable information of our merchants and their customers. If the security of this information is compromised or otherwise subjected to unauthorized access, our reputation may be harmed and we may be exposed to liability and loss of business.

We store personally identifiable information, credit card information and other confidential information of our merchants and their customers. Mobile applications integrated with Shopify and the third-party apps sold on our platform may also store personally identifiable information, credit card information and/or other confidential information of our merchants and their customers. We do not regularly monitor or review the content that our merchants upload and store, or the information provided to us through the mobile applications integrated with Shopify, and, therefore, we do not control the substance of the content on our servers, which may include personal information. We have in the past and may in the future experience successful attempts by third parties to obtain unauthorized access to the personally identifiable information of our merchants and their customers. This information could also be otherwise exposed through human error, malfeasance or otherwise. The unauthorized access or compromise of this personally identifiable information could have a material adverse affect on our business, financial condition and results of operations. Even if such a data breach were to affect one or more of our competitors, the resulting consumer concern could negatively affect our merchants and our business.

We are also subject to federal, state, provincial and foreign laws regarding privacy and protection of data. Some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data and our agreements with certain merchants require us to notify them in the event of a security incident. We post on our website our privacy policy and terms of service, which describe our practices concerning the use, transmission and disclosure of merchant data and data relating to their customers. In addition, the interpretation of data protection laws in the United States, Canada, the European Union and elsewhere, and their application to the internet, is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from jurisdiction to jurisdiction, and in a manner that is not consistent with our current data protection practices. Changes to such data protection laws may impose more stringent requirements for compliance and impose significant penalties for non-compliance. Any such new laws or regulations, or changing interpretations of existing laws and regulations, may cause us to incur significant costs and expend significant effort to ensure compliance. Because our services are accessible worldwide, certain foreign jurisdictions may claim that we are required to comply with their laws, including in jurisdictions where we have no local entity, employees or infrastructure.

Our failure to comply with federal, state, provincial and foreign laws regarding privacy and protection of data could lead to significant fines and penalties imposed by regulators, as well as claims by our merchants or their customers. These proceedings or violations could force us to spend money in defense or settlement of these proceedings, result in the imposition of monetary liability, diversion of management’s time and attention, increase our costs of doing business, and materially adversely affect our reputation and the demand for our solutions. In addition, if our security measures fail to protect credit card information adequately, we could be liable to both our merchants and their customers for their losses, as well as our payments processing partners under our agreements with them. As a result, we could be subject to fines and higher transaction fees, we could face regulatory action, and our merchants could end their relationships with us. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim. We also cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims, or that our insurers will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition and results of operations.

If our software contains serious errors or defects, we may lose revenue and market acceptance and may incur costs to defend or settle claims with our merchants.

Software such as ours often contains errors, defects, security vulnerabilities or software bugs that are difficult to detect and correct, particularly when first introduced or when new versions or enhancements are released. Despite internal testing, our platform may contain serious errors or defects, security vulnerabilities or software bugs that we may be unable to successfully correct in a timely manner or at all, which could result in lost revenue, significant expenditures of capital, a delay or loss in market acceptance and damage to our reputation and brand, any of which could have an adverse effect on our business, financial condition and results of operations. Furthermore, our platform is a multi-tenant cloud based system that allows us to deploy new versions and enhancements to all of our merchants simultaneously. To the extent we deploy new versions or enhancements that contain errors, defects, security vulnerabilities or software bugs to all of our merchants simultaneously, the consequences would be more severe than if such versions or enhancements were only deployed to a smaller number of our merchants.

Since our merchants use our services for processes that are critical to their businesses, errors, defects, security vulnerabilities, service interruptions or software bugs in our platform could result in losses to our merchants. Our merchants may seek significant compensation from us for any losses they suffer or cease conducting business with us altogether. Further, a merchant could share information about bad experiences on social media, which could result in damage to our reputation and loss of future sales. There can be no assurance that provisions typically included in our agreements with our merchants that attempt to limit our exposure to claims would be enforceable or adequate or would otherwise protect us from liabilities or damages with respect to any particular claim. Even if not successful, a claim brought against us by any of our merchants would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our solutions.

Exchange rate fluctuations may negatively affect our results of operations.

While most of our revenues are denominated in U.S. dollars, a significant portion of our operating expenses are incurred in Canadian dollars. As a result, our results of operations will be adversely impacted by an increase in the value of the Canadian dollar relative to the U.S. dollar. Exchange rate fluctuations may also affect our merchant solutions. For example, we generate revenue through Shopify Payments in the local currency of the country in which the applicable merchant is located. As a result, we will be further exposed to currency fluctuations to the extent non-U.S. dollar revenues from Shopify Payments increase. The value of the Canadian dollar relative to the U.S. dollar has varied significantly and investors are cautioned that past and current exchange rates are not indicative of future exchange rates.

We may be unable to achieve or maintain data transmission capacity.

Our merchants often draw significant numbers of consumers to their shops over short periods of time, including from events such as new product releases, holiday shopping seasons and flash sales, which significantly increases the traffic on our servers and the volume of transactions processed on our platform. Our servers may be unable to achieve or maintain data transmission capacity high enough to handle increased traffic or process orders in a timely manner. Our failure to achieve or maintain high data transmission capacity could significantly reduce demand for our solutions. In the future, we may be required to allocate resources, including spending substantial amounts of money, to build, purchase or lease additional data centers and equipment and upgrade our technology and network infrastructure in order to handle the increased load. Our ability to deliver our solutions also depends on the development and maintenance of internet infrastructure by third parties, including the maintenance of reliable networks with the necessary speed, data capacity and bandwidth. If one of these third parties suffers from capacity constraints, our business may be adversely affected. In addition, because we and our merchants generate a disproportionate amount of revenue in the fourth quarter, any disruption in our merchants’ ability to process and fulfill customer orders in the fourth quarter could have a disproportionately negative effect on our operating results.

Our growth depends in part on the success of our strategic relationships with third parties.

We anticipate that the growth of our business will continue to depend on third-party relationships, including relationships with our app developers, theme designers, referral sources, resellers, payment processors, providers of online sales channels and other partners. In addition to growing our third-party partner ecosystem, we have entered into agreements with, and intend to pursue additional relationships with, other third parties, such as technology and content providers and implementation consultants. Identifying, negotiating and documenting relationships with third parties requires significant time and resources as does integrating third-party content and technology. Some of the third parties that sell our services have the direct contractual relationships with the merchants, and therefore we risk the loss of such merchants if the third parties fail to perform their obligations. Our agreements with providers of cloud hosting, technology, content and consulting services are typically non-exclusive and do not prohibit such service providers from working with our competitors or from offering competing services. These third-party providers may choose to terminate their relationship with us or to make material changes to their businesses, products or services.

The success of our platform depends, in part, on our ability to integrate third-party apps, themes and other offerings into our third-party ecosystem. Third-party developers may also change the features of their offering of apps and themes or alter the terms governing the use of their offerings in a manner that is adverse to us. If third-party apps and themes change such that we do not or cannot maintain the compatibility of our platform with these apps and themes, or if we fail to provide third-party apps and themes that our merchants desire to add to their shops, demand for our platform could decline. If we are unable to maintain technical inter-operation, our merchants may not be able to effectively integrate our platform with other systems and services they use. We may also be unable to maintain our relationships with certain third-party vendors if we are unable to integrate our platform with their offerings. In addition, third-party developers may refuse to partner with us or limit or restrict our access to their offerings. Such changes could functionally limit or terminate our ability to use these third-party offerings with our platform, which could negatively impact our solution offerings and harm our business. If we fail to integrate our platform with new third-party offerings that our merchants need for their shops, or to adapt to the data transfer requirements of such third-party offerings, we may not be able to offer the functionality that our merchants and their customers expect, which would negatively impact our offerings and, as a result, harm our business.

Our competitors may be effective in providing incentives to third parties to favor their products or services or to prevent or reduce subscriptions to our platform. In addition, these providers may not perform as expected under our agreements or under their agreements with our merchants, and we or our merchants may in the future have disagreements or disputes with such providers. If we lose access to products or services from a particular supplier, or experience a significant disruption in the supply of products or services from a current supplier, especially a single-source supplier, it could have an adverse effect on our business and operating results.

If we fail to maintain a consistently high level of customer service or if we fail to manage our reputation, our brand, business and financial results may be harmed.

We believe our focus on customer service and support is critical to onboarding new merchants and retaining our existing merchants and growing our business. As a result, we have invested heavily in the quality and training of our support team along with the tools they use to provide this service. If we are unable to maintain a consistently high level of customer service, we may lose existing merchants. In addition, our ability to attract new merchants is highly dependent on our reputation and on positive recommendations from our existing merchants. Any failure to maintain a consistently high level of customer service, or a market perception that we do not maintain high-quality customer service, could adversely affect our reputation and the number of positive merchant referrals that we receive.

We use a limited number of data centers to deliver our services. Any disruption of service at these facilities could harm our business.

We currently manage our services and serve all of our merchants from two third-party data center facilities. While we own the hardware on which our platform runs and deploy this hardware to the data center facilities, we do not control the operation of these facilities. We have experienced, and may in the future experience, failures at the third-party data centers where our hardware is deployed from time to time. Data centers are vulnerable to damage or interruption from human error, intentional bad acts, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events. Any of these events could result in lengthy interruptions in our services and/or loss of data. Changes in law or regulations applicable to data centers in various jurisdictions could also cause a disruption in service. Interruptions in our services would reduce our revenue, subject us to potential liability and adversely affect our ability to retain our merchants or attract new merchants. The performance, reliability and availability of our platform is critical to our reputation and our ability to attract and retain merchants. Merchants could share information about bad experiences on social media, which could result in damage to our reputation and loss of future sales. The property and business interruption insurance coverage we carry may not be adequate to compensate us fully for losses that may occur.

Our agreements with our third-party data facility providers terminate on May 31, 2018 and September 15, 2018, respectively. The agreements do not provide for early termination without cause, as defined therein. Upon expiration of the initial term, both agreements will automatically renew for successive 12-month periods unless appropriate notice is provided. However, when our agreements with the third-party data facilities terminate, the owners of the data facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if the owners of the data facilities decide to close such facilities, we may be required to transfer to new data center facilities and we may incur costs and possible service interruption in connection with doing so.

Mobile devices are increasingly being used to conduct commerce, and if our solutions do not operate as effectively when accessed through these devices, our merchants and their customers may not be satisfied with our services, which could harm our business.

Commerce transacted over mobile devices continues to grow more rapidly than desktop transactions. In 2016, 53% of the orders on our merchants' shops were from mobile devices. We are dependent on the interoperability of our platform with third-party mobile devices and mobile operating systems as well as web browsers that we do not control. Any changes in such devices, systems or web browsers that degrade the functionality of our platform or give preferential treatment to competitive services could adversely affect usage of our platform. Mobile commerce is a key element in Shopify's strategy and effective mobile functionality is integral to our long-term development and growth strategy. In the event that our merchants and their customers have difficulty accessing and using our platform on mobile devices, our business and operating results could be adversely affected.

Our business and prospects would be harmed if changes to technologies used in our platform or new versions or upgrades of operating systems and internet browsers adversely impact the process by which merchants and consumers interface with our platform.

We believe the simple and straightforward interface for our platform has helped us to expand and offer our solutions to merchants with limited technical expertise. In the future, providers of internet browsers could introduce new features that would make it difficult for merchants to use our platform. In addition, internet browsers for desktop or mobile devices could introduce new features, change existing browser specifications such that they would be incompatible with our platform, or prevent consumers from accessing our merchants’ shops. Any changes to technologies used in our platform, to existing features that we rely on, or to operating systems or internet browsers that make it difficult for merchants to access our platform or consumers to access our merchants’ shops, may make it more difficult for us to maintain or increase our revenues and could adversely impact our business and prospects.

The impact of worldwide economic conditions, including the resulting effect on spending by SMBs or their customers, may adversely affect our business, operating results and financial condition.

A majority of the merchants that use our platform are SMBs and many of our merchants are in the entrepreneurial stage of their development. Our performance is subject to worldwide economic conditions and their impact on levels of spending by SMBs and their customers. SMBs and entrepreneurs may be disproportionately affected by economic downturns. SMBs and entrepreneurs frequently have limited budgets and may choose to allocate their spending to items other than our platform, especially in times of economic uncertainty or recessions.

Economic downturns may also adversely impact retail sales, which could result in merchants who use our platform going out of business or deciding to stop using our services in order to conserve cash. Weakening economic conditions may also adversely affect third parties with whom we have entered into relationships and upon which we depend in order to grow our business. Uncertain and adverse economic conditions may also lead to increased refunds and chargebacks, any of which could adversely affect our business.

We may be subject to claims by third parties of intellectual property infringement.

The software industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patents and other intellectual property rights. Third parties have in the past asserted, and may in the future assert, that our platform, solutions, technology, methods or practices infringe, misappropriate or otherwise violate their intellectual property or other proprietary rights. Such claims may be made by our competitors seeking to obtain a competitive advantage or by other parties. Additionally, in recent years, non-practicing entities have begun purchasing intellectual property assets for the purpose of making claims of infringement and attempting to extract settlements from companies like ours. The risk of claims may increase as the number of solutions that we offer and competitors in our market increases and overlaps occur. In addition, to the extent that we gain greater visibility and market exposure, we face a higher risk of being the subject of intellectual property infringement claims.

Any such claims, regardless of merit, that result in litigation could result in substantial expenses, divert the attention of management, cause significant delays in introducing new or enhanced services or technology, materially disrupt the conduct of our business and have a material and adverse effect on our brand, business, financial condition and results of operations. Although we do not believe that our proprietary technology, processes and methods have been patented by any third party, it is possible that patents have been issued to third parties that cover all or a portion of our business. As a consequence of any patent or other intellectual property claims, we could be required to pay substantial damages, develop non-infringing technology, enter into royalty-bearing licensing agreements, stop selling or marketing some or all of our solutions or re-brand our solutions. We may also be obligated to indemnify our merchants or partners or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications or refund fees, which could be costly. If it appears necessary, we may seek to secure license rights to intellectual property that we are alleged to infringe at a significant cost, potentially even if we believe such claims to be without merit. If required licenses cannot be obtained, or if existing licenses are not renewed, litigation could result. Litigation is inherently uncertain and can cause us to expend significant money, time and attention to it, even if we are ultimately successful. Any adverse decision could result in a loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses for alternative technologies from third parties, prevent us from offering all or a portion of our solutions and otherwise negatively affect our business and operating results.

We may be unable to obtain, maintain and protect our intellectual property rights and proprietary information or prevent third parties from making unauthorized use of our technology.

Our trade secrets, trademarks, trade dress, domain names, copyrights, trade secrets and other intellectual property rights are important to our business. We rely on a combination of confidentiality clauses, assignment agreements and license agreements with employees and third parties, trade secrets, copyrights and trademarks to protect our intellectual property and competitive advantage, all of which offer only limited protection. The steps we take to protect our intellectual property require significant resources and may be inadequate. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. We may be required to use significant resources to monitor and protect these rights. Despite our precautions, it may be possible for unauthorized third parties to copy our platform and use information that we regard as proprietary to create services that compete with ours. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our proprietary information may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, we hold no issued patents and thus would not be entitled to exclude or prevent our competitors from using our proprietary technology, methods and processes to the extent independently developed by our competitors. In addition, we may not be able to acquire or maintain appropriate domain names in all countries in which we do business, or prevent third parties from acquiring domain names that are similar to, infringe upon, or diminish the value of our trademarks and other proprietary rights. Furthermore, regulations governing domain names may not protect our trademarks or similar proprietary rights.

We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with the parties with whom we have strategic relationships and business alliances. No assurance can be given that these agreements will be effective in controlling access to our proprietary information and trade secrets. The confidentiality agreements on which we rely to protect certain technologies may be breached, may not be adequate to protect our confidential information, trade secrets and proprietary technologies and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, trade secrets or proprietary technology. Further, these agreements do not prevent our competitors or others from independently developing software that is substantially equivalent or superior to our software. In addition, others may independently discover our trade secrets and confidential information, and in such cases, we likely would not be able to assert any trade secret rights against such parties. Additionally, we may from time to time be subject to opposition or similar proceedings with respect to applications for registrations of our intellectual property, including our trademarks. While we aim to acquire adequate protection of our brand through trademark registrations in key markets, occasionally third parties may have already registered or otherwise acquired rights to identical or similar marks for services that also address our market. We rely on our brand and trademarks to identify our platform and to differentiate our platform and services from those of our competitors, and if we are unable to adequately protect our trademarks third parties may use our brand names or trademarks similar to ours in a manner that may cause confusion in the market, which could decrease the value of our brand and adversely affect our business and competitive advantages.

Policing unauthorized use of our intellectual property and misappropriation of our technology and trade secrets is difficult and we may not always be aware of such unauthorized use or misappropriation. Despite our efforts to protect our intellectual property rights, unauthorized third parties may attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or technology or otherwise develop services with the same or similar functionality as our platform. If our competitors infringe, misappropriate or otherwise misuse our intellectual property rights and we are not adequately protected, or if our competitors are able to develop a platform with the same or similar functionality as ours without infringing our intellectual property, our competitive advantage and results of operations could be harmed. Litigation brought to protect and enforce our intellectual property rights could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. As a result, we may be aware of infringement by our competitors but may choose not to bring litigation to enforce our intellectual property rights due to the cost, time and distraction of bringing such litigation. Furthermore, if we do decide to bring litigation, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits challenging or opposing our right to use and otherwise exploit particular intellectual property, services and technology or the enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our solutions, impair the functionality of our platform, prevent or delay introductions of new or enhanced solutions, result in our substituting inferior or more costly technologies into our platform or injure our reputation. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to developing and protecting their technology or intellectual property rights than we do.

Our use of "open source" software could negatively affect our ability to sell our solutions and subject us to possible litigation.

Our solutions incorporate and are dependent to a significant extent on the use and development of "open source" software and we intend to continue our use and development of open source software in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses and is typically freely accessible, usable and modifiable. Pursuant to such open source licenses, we may be subject to certain conditions, including requirements that we offer our proprietary software that incorporates the open source software for no cost, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software and that we license such modifications or derivative works under the terms of the particular open source license. If an author or other third party that uses or distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our solutions that contained or are dependent upon the open source software and required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of our solutions. Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition or require us to devote additional research and development resources to change our platform. The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts. As there is little or no legal precedent governing the interpretation of many of the terms of certain of these licenses, the potential impact of these terms on our business is uncertain and may result in unanticipated obligations regarding our solutions and technologies. It is our view that we do not distribute our software, since no installation of our software is necessary and our platform is accessible solely through the "cloud." Nevertheless, this position could be challenged. Any requirement to disclose our proprietary source code, termination of open source license rights or payments of damages for breach of contract could be harmful to our business, results of operations or financial condition, and could help our competitors develop products and services that are similar to or better than ours.

In addition to risks related to license requirements, usage of open source software can lead to greater risks than the use of third-party commercial software, as open source licensors generally do not provide warranties, controls on the origin or development of the software, or remedies against the licensors. Many of the risks associated with usage of open source software cannot be eliminated and could adversely affect our business.

Although we believe that we have complied with our obligations under the various applicable licenses for open source software, it is possible that we may not be aware of all instances where open source software has been incorporated into our proprietary software or used in connection with our solutions or our corresponding obligations under open source licenses. We do not have robust open source software usage policies or monitoring procedures in place. We rely on multiple software programmers to design our proprietary software and we cannot be certain that our programmers have not incorporated open source software into our proprietary software that we intend to maintain as confidential or that they will not do so in the future. To the extent that we are required to disclose the source code of certain of our proprietary software developments to third parties, including our competitors, in order to comply with applicable open source license terms, such disclosure could harm our intellectual property position, competitive advantage, results of operations and financial condition. In addition, to the extent that we have failed to comply with our obligations under particular licenses for open source software, we may lose the right to continue to use and exploit such open source software in connection with our operations and solutions, which could disrupt and adversely affect our business.

We rely on search engines and social networking sites to attract a meaningful portion of our merchants. If we are not able to generate traffic to our website through search engines and social networking sites, our ability to attract new merchants may be impaired. In addition, if our merchants are not able to generate traffic to their shops through search engines and social networking sites, their ability to attract consumers may be impaired.

Many of our merchants locate our website through internet search engines, such as Google, and advertisements on social networking sites, such as Facebook. The prominence of our website in response to internet searches is a critical factor in attracting potential merchants to our platform. If we are listed less prominently or fail to appear in search results for any reason, visits to our website could decline significantly, and we may not be able to replace this traffic.

Similarly, many consumers locate our merchants’ shops through internet search engines and advertisements on social networking sites. If our merchants’ shops are listed less prominently or fail to appear in search results for any reason, visits to our merchants’ shops could decline significantly. As a result, our merchants’ businesses may suffer, which would affect the GMV that they process through our platform and could affect the ability of such merchants to pay for our solutions.

Search engines revise their algorithms from time to time in an attempt to optimize their search results. If search engines modify their algorithms, our website and our merchants’ shops may appear less prominently or not at all in search results, which could result in reduced traffic to our website and to our merchants’ shops.

Additionally, if the price of marketing our solutions over search engines or social networking sites increases, we may incur additional marketing expenses or may be required to allocate a larger portion of our marketing spend to search engine marketing and our business and operating results could be adversely affected. Furthermore, competitors may in the future bid on the search terms that we use to drive traffic to our website. Such actions could increase our marketing costs and result in decreased traffic to our website. In addition, search engines or social networking sites may change their advertising policies from time to time. If any change to these policies delays or prevents us from advertising through these channels, it could result in reduced traffic to our website and sales of our solutions. As well, new search engines or social networking sites may develop, particularly in specific jurisdictions, that reduce traffic on existing search engines and social networking sites. and if we are not able to achieve awareness through advertising or otherwise, we may not achieve significant traffic to our website through these new platforms. If we are unable to continue to successfully promote and maintain our websites, or if we incur excessive expenses to do so, our business and operating results could be adversely affected.

Our brand is integral to our success. If we fail to effectively maintain, promote and enhance our brand, our business and competitive advantage may be harmed.

We believe that maintaining, promoting and enhancing the Shopify brand is critical to expanding our business. Maintaining and enhancing our brand will depend largely on our ability to continue to provide high-quality, well-designed, useful, reliable and innovative solutions, which we may not do successfully.

Errors, defects, disruptions or other performance problems with our platform, including with third-party apps, may harm our reputation and brand. We may introduce new solutions or terms of service that our merchants and their customers do not like, which may negatively affect our brand. Additionally, if our merchants or their customers have a negative experience using our solutions or third-party solutions integrated with Shopify, such an experience may affect our brand. Our Shopify Experts directory enables independent designers, developers and marketers to offer their services to merchants who engage them directly. Our reputation may be harmed if any of the services provided by these third parties does not meet our merchants’ expectations. Any unfavorable media coverage or negative publicity about our industry or our company, the quality and reliability of our platform, or our privacy and security practices, could adversely affect our reputation, our brand, and our business.

We believe that the importance of brand recognition will increase as competition in our market increases. In addition to our ability to provide reliable and useful solutions at competitive prices, successful promotion of our brand will depend on the effectiveness of our marketing efforts. While we market our platform primarily through advertisements on search engines and social networking and media sites, and paid banner advertisements on other websites, our platform is also marketed through our partner and reseller channels and through a number of free traffic sources, including customer referrals, word-of-mouth and search engines. We also hire sales personnel to market Shopify Plus, a subscription plan for merchants with higher volume sales and additional functionality requirements, introducing additional costs with no assurance of success. Our efforts to market our brand have involved significant expenses, which we intend to increase. Our marketing spend may not yield increased revenue, and even if it does, any increased revenue may not offset the expenses we incur in building and maintaining our brand.

If we are unable to hire, retain and motivate qualified personnel, our business will suffer.

Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. Our ability to identify, hire, develop, motivate and retain qualified personnel will directly affect our ability to maintain and grow our business, and such efforts will require significant time, expense and attention. The inability to attract or retain qualified personnel or delays in hiring required personnel may seriously harm our business, financial condition and operating results. Our ability to continue to attract and retain highly skilled personnel, specifically employees with technical and engineering skills and employees with high levels of experience in designing and developing software and internet-related services, will be critical to our future success. Competition for highly skilled personnel in the Ottawa area, Greater Toronto area, Montreal area, Kitchener-Waterloo area, San Francisco Bay area and elsewhere can be intense due in part to the more limited pool of qualified personnel as compared to other places in the world, and we have experienced difficulties hiring employees from foreign jurisdictions to work in our offices. Further, decreases in the Canadian dollar relative to the U.S. dollar and other currencies could make it more difficult for us to offer compensation packages to new employees that are competitive with packages in the United States or elsewhere and could increase our costs of acquiring qualified personnel. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information. While we intend to issue stock options or other equity awards as key components of our overall compensation and employee attraction and retention efforts, we are required under U.S. GAAP to recognize compensation expense in our operating results for employee stock-based compensation under our equity grant programs which may increase the pressure to limit stock-based compensation.

We are dependent on the continued services and performance of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results and financial condition.

Our future performance depends on the continued services and contributions of our senior management, including our Chief Executive Officer, Tobias Lütke, and other key employees to execute on our business plan and to identify and pursue new opportunities and product innovations. The failure to properly manage succession plans and/or the loss of services of senior management or other key employees could significantly delay or prevent the achievement of our strategic objectives. From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives, which could disrupt our business. We do not maintain key person life insurance policies on any of our employees. The loss of the services of one or more of our senior management or other key employees for any reason could adversely affect our business, financial condition and operating results and require significant amounts of time, training and resources to find suitable replacements and integrate them within our business, and could affect our corporate culture.

Activities of merchants or the content of their shops could damage our brand, subject us to liability and harm our business and financial results.

Our terms of service prohibit our merchants from using our platform to engage in illegal activities and our terms of service permit us to take down a merchant’s shop if we become aware of such illegal use. Merchants may nonetheless engage in prohibited or illegal activities or upload store content in violation of applicable laws, which could subject us to liability. Furthermore, our brand may be negatively impacted by the actions of merchants that are deemed to be hostile, offensive, inappropriate or illegal. We do not proactively monitor or review the appropriateness of the content of our merchants’ shops and we do not have control over merchant activities. The safeguards we have in place may not be sufficient for us to avoid liability or avoid harm to our brand, especially if such hostile, offensive, inappropriate or illegal use is high profile, which could adversely affect our business and financial results. In addition, due to our international expansion, we may be subject to international actions alleging that merchants’ store content violate laws in foreign jurisdictions.

Our operating results are subject to seasonal fluctuations.

Our merchant solutions revenues are directionally correlated with the level of GMV that our merchants process through our platform. Our merchants historically have processed additional GMV during the holiday season. As a result, we have historically generated higher merchant solutions revenues in our fourth quarter than in other quarters. While we believe that this seasonality has affected and will continue to affect our quarterly results, our rapid growth has largely masked seasonal trends to date. As a result of the continued growth of our merchant solutions offerings, we believe that our business may become more seasonal in the future and that historical patterns in our business may not be a reliable indicator of our future sales activity or performance. Fluctuations in quarterly results may materially and adversely affect the predictability of our business and the price of our Class A subordinate voting shares.

Our business is susceptible to risks associated with international sales and the use of our platform in various countries.

We currently have merchants in more than 175 countries and we expect to continue to expand our international operations in the future. However, our international sales and the use of our platform in various countries subject us to risks that we do not generally face with respect to domestic sales within North America. These risks include, but are not limited to:

•	greater difficulty in enforcing contracts, including our universal terms of service and other agreements;

•
lack of familiarity and burdens and complexity involved with complying with multiple, conflicting and changing foreign laws, standards, regulatory requirements, tariffs, export controls and other barriers;

•	difficulties in ensuring compliance with countries’ multiple, conflicting and changing international trade, customs and sanctions laws;

•	data privacy laws which may require that merchant and customer data be stored and processed in a designated territory;

•	difficulties in managing systems integrators and technology partners;

•	differing technology standards;

•	potentially adverse tax consequences, including the complexities of foreign value-added tax (or other tax) systems and restrictions on the repatriation of earnings;

•	uncertain political and economic climates;

•	difficulties in ensuring compliance with government regulations of ecommerce and other services, potentially restrictive governmental actions, and restrictions on foreign ownership;

•	lower levels of credit card usage and increased payment risks;

•	currency exchange rates;

•	reduced or uncertain protection for intellectual property rights in some countries;

•	new and different sources of competition;

•	lower levels of consumer spending; and

•	restricted access to and/or lower levels of use of the internet.

These factors may cause our international costs of doing business to exceed our comparable domestic costs and may also require significant management attention and financial resources. Any negative impact from our international business efforts could adversely affect our business, results of operations and financial condition.

We rely on computer hardware, purchased or leased, and software licensed from and services rendered by third parties in order to provide our solutions and run our business, sometimes by a single-source supplier.

We rely on computer hardware, purchased or leased, and software licensed from and services rendered by third parties in order to provide our solutions and run our business, sometimes by a single-source supplier. Third-party hardware, software and services may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use or any failures of third-party hardware, software or services could result in delays in our ability to provide our solutions or run our business until equivalent hardware, software or services are developed by us or, if available, identified, obtained and integrated, which could be costly and time-consuming and may not result in an equivalent solution, any of which could cause an adverse effect on our business and operating results. Further, merchants could assert claims against us in connection with such service disruption or cease conducting business with us altogether. Even if not successful, a claim brought against us by any of our merchants would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our solutions.

Our business is highly competitive. We may not be able to compete successfully against current and future competitors.

We face competition in various aspects of our business and we expect such competition to intensify in the future, as existing and new competitors introduce new services or enhance existing services. We have competitors with longer operating histories, larger customer bases, greater brand recognition, greater experience and more extensive commercial relationships in certain jurisdictions, and greater financial, technical, marketing and other resources than we do. Our potential new or existing competitors may be able to develop products and services better received by merchants or may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, regulations or merchant requirements. In addition, some of our larger competitors may be able to leverage a larger installed customer base and distribution network to adopt more aggressive pricing policies and offer more attractive sales terms, which could cause us to lose potential sales or to sell our solutions at lower prices.

Competition may intensify as our competitors enter into business combinations or alliances or raise additional capital, or as established companies in other market segments or geographic markets expand into our market segments or geographic markets. For instance, certain competitors could use strong or dominant positions in one or more markets to gain a competitive advantage against us in areas where we operate including: by integrating competing platforms or features into products they control such as search engines, web browsers, mobile device operating systems or social networks; by making acquisitions; or by making access to our platform more difficult. Further, current and future competitors could choose to offer a different pricing model or to undercut prices in an effort to increase their market share. We also expect new entrants to offer competitive services. If we cannot compete successfully against current and future competitors, our business, results of operations and financial condition could be negatively impacted.

Our pricing decisions may adversely affect our ability to attract new merchants and retain existing merchants.

We have limited experience determining the optimal prices for our solutions. We have changed our pricing model from time to time and expect to do so in the future. For example, in February 2014, we launched Shopify Plus with a flat monthly fee. In order to optimize the pricing at which we offer Shopify Plus, we implemented a new pricing model on February 1, 2017, under which the monthly fee is based on a percentage of the merchants’ transactions on our platform. However, given our limited experience with selling new solutions, it may turn out that the new pricing model, or the pricing for any of our other solutions, is not optimal, which may result in our solutions not being profitable or not gaining market share. Therefore, we expect to change our pricing models again in the future. As competitors introduce new solutions that compete with ours, especially in the payments space where we face significant competition, we may be unable to attract new merchants at the same price or based on the same pricing models as we have used historically. Pricing decisions may also impact the mix of adoption among our plans and negatively impact our overall revenue. Moreover, SMBs, which comprise the majority of merchants using our platform, may be quite sensitive to price increases or prices offered by competitors. As a result, in the future we may be required to reduce our prices, which could adversely affect our revenue, gross profit, profitability, financial position and cash flows.

We have in the past made and in the future may make acquisitions and investments, which could divert management’s attention, result in operating difficulties and dilution to our shareholders and otherwise disrupt our operations and adversely affect our business, operating results or financial position.

From time to time, we evaluate potential strategic acquisition or investment opportunities. Any transactions that we enter into could be material to our financial condition and results of operations. The process of acquiring and integrating another company or technology could create unforeseen operating difficulties and expenditures. Acquisitions and investments involve a number of risks, such as:

•	diversion of management time and focus from operating our business;

•	use of resources that are needed in other areas of our business;

•	in the case of an acquisition, implementation or remediation of controls, procedures and policies of the acquired company;

•	in the case of an acquisition, difficulty integrating the accounting systems and operations of the acquired company, including potential risks to our corporate culture;

•
in the case of an acquisition, coordination of product, engineering and selling and marketing functions, including difficulties and additional expenses associated with supporting legacy services and products and hosting infrastructure of the acquired company and difficulty converting the customers of the acquired company onto our platform and contract terms, including disparities in the revenues, licensing, support or professional services model of the acquired company;

•	in the case of an acquisition, retention and integration of employees from the acquired company;

•	unforeseen costs or liabilities;

•	adverse effects to our existing business relationships with partners and merchants as a result of the acquisition or investment;

•	the possibility of adverse tax consequences;

•	litigation or other claims arising in connection with the acquired company or investment; and

•
in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.

Acquisitions and investments may also result in dilutive issuances of equity securities, which could adversely affect our share price, or result in issuances of securities with superior rights and preferences to the Class A subordinate voting shares or the incurrence of debt with restrictive covenants that limit our future uses of capital in pursuit of business opportunities.

We may not be able to identify acquisition or investment opportunities that meet our strategic objectives, or to the extent such opportunities are identified, we may not be able to negotiate terms with respect to the acquisition or investment that are acceptable to us. At this time we have made no commitments or agreements with respect to any such material transactions.

Provisions of our financial instruments may restrict our ability to pursue our business strategies.

We currently have a credit facility which is collateralized by substantially all of our assets. Our credit facility requires us, and any debt instruments we may enter into in the future may require us, to comply with various covenants that limit our ability to, among other things:

•	dispose of assets;

•	complete mergers or acquisitions;

•	incur indebtedness;

•	encumber assets;

•	pay dividends or make other distributions to holders of our shares;

•	make specified investments;

•	change certain key management personnel;

•	engage in any business other than the businesses we currently engage in; and

•	engage in transactions with our affiliates.

These restrictions could inhibit our ability to pursue our business strategies. If we default under a credit facility, and such event of default is not cured or waived, the lenders could terminate commitments to lend and cause all amounts outstanding with respect to the debt to be due and payable immediately, which in turn could result in cross-defaults under our other debt instruments. Our assets and cash flow may not be sufficient to fully repay borrowings under all of our outstanding debt instruments if some or all of these instruments are accelerated upon a default.

We may also incur additional indebtedness in the future. The instruments governing such indebtedness could contain provisions that are as, or more, restrictive than our existing debt instruments. If we are unable to repay, refinance or restructure our indebtedness when payment is due, the lenders could proceed against the collateral granted to them to secure such indebtedness, as applicable, or force us into bankruptcy or liquidation.

We may need to raise additional funds to pursue our growth strategy or continue our operations, and we may be unable to raise capital when needed or on acceptable terms.

From time to time, we may seek additional equity or debt financing to fund our growth, enhance our platform, respond to competitive pressures or make acquisitions or other investments. Our business plans may change, general economic, financial or political conditions in our markets may deteriorate or other circumstances may arise, in each case that have a material adverse effect on our cash flows and the anticipated cash needs of our business. Any of these events or circumstances could result in significant additional funding needs, requiring us to raise additional capital. We cannot predict the timing or amount of any such capital requirements at this time. If financing is not available on satisfactory terms, or at all, we may be unable to expand our business at the rate desired and our results of operations may suffer. Financing through issuances of equity securities would be dilutive to holders of our shares.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our operating results and financial condition.

With sales in various countries, we are subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have an adverse impact on our liquidity and results of operations.

In addition, the authorities in several jurisdictions could review our tax returns and impose additional tax, interest and penalties, which could have an impact on us and on our results of operations. We previously have participated in government programs with both the Canadian federal government and the Government of Ontario that provide investment tax credits based upon qualifying research and development expenditures. If Canadian taxation authorities successfully challenge such expenses or the correctness of such income tax credits claimed, our historical operating results could be adversely affected. As a public company, we are no longer eligible for refundable tax credits under the Canadian federal Scientific Research and Experimental Development Program, or SR&ED credits. However, we are still eligible for non-refundable SR&ED credits under this program, which are eligible to reduce future income taxes payable.
Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	future earnings being lower than anticipated in countries where we have lower statutory tax rates and higher than anticipated earnings in countries where we have higher statutory tax rates.

We currently conduct activities in the United States and other jurisdictions through our subsidiaries pursuant to transfer pricing arrangements and may in the future conduct operations in other jurisdictions pursuant to similar arrangements. If two or more affiliated companies are located in different countries, the tax laws or regulations of each country generally will require that transfer prices be the same as those between unrelated companies dealing at arms’ length. While we believe that we operate in compliance with applicable transfer pricing laws and intend to continue to do so, our transfer pricing procedures are not binding on applicable tax authorities. If tax authorities in any of these countries were to successfully challenge our transfer prices as not reflecting arm’s length transactions, they could require us to adjust our transfer prices and thereby reallocate our income to reflect these revised transfer prices, which could result in a higher tax liability to us.

New tax laws could be enacted or existing laws could be applied to us or our merchants, which could increase the costs of our solutions and adversely impact our business.

The application of federal, state, provincial, local and foreign tax laws to solutions provided over the internet is evolving. New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, possibly with retroactive effect, and could be applied solely or disproportionately to solutions provided over the internet. These enactments could adversely affect our sales activity due to the inherent cost increase the taxes would represent, and could ultimately result in a negative impact on our results of operations and cash flows.

Federal, state and local tax authorities may seek to assess state and local business taxes and sales and use taxes. If we are required to collect sales and use taxes in additional jurisdictions, we might be subject to tax liability for past sales.

There is a risk that U.S. states could assert that we are liable for U.S. federal, state and local business activity taxes, which are levied upon income or gross receipts, or for the collection of U.S. local sales and use taxes. This risk exists regardless of whether we are subject to U.S. federal income tax. States are becoming increasingly active in asserting nexus for business activity tax purposes and imposing sales and use taxes on products and services provided over the internet. We may be subject to U.S. state and local business activity taxes if a state tax authority asserts that our activities or the activities of our non-U.S. subsidiaries are sufficient to establish nexus. We could also be liable for the collection of U.S. state and local sales and use taxes if a state tax authority asserts that distribution of our solutions over the internet is subject to sales and use taxes. Each state has different rules and regulations governing sales and use taxes, and these rules and regulations are subject to varying interpretations that change over time. We review these rules and regulations periodically and, when we believe we are subject to sales and use taxes in a particular state, voluntarily engage state tax authorities in order to determine how to comply with their rules and regulations. If a state tax authority asserts that distribution of our solutions is subject to such sales and use taxes, the additional cost may decrease the likelihood that such merchants would purchase our solutions or continue to renew their subscriptions.

A successful assertion by one or more states requiring us to collect sales or other taxes on subscription service revenue could result in substantial tax liabilities for past transactions and otherwise harm our business. We cannot assure you that we will not be subject to sales and use taxes or related penalties for past sales in states where we currently believe no such taxes are required. New obligations to collect or pay taxes of any kind could increase our cost of doing business.

We may not be able to utilize a significant portion of our non-capital loss carryforwards, net operating loss carryforwards and other tax credits, which could adversely affect our profitability.

As of December 31, 2016, we had Canadian non-capital loss carryforwards of $17.7 million due to prior period losses, as well as non-refundable SR&ED credits due to current and prior year SR&ED claims, which, if not utilized will begin to expire in 2032. These non-capital loss carryforwards and non-refundable tax credits could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our profitability.

Additionally, as of December 31, 2016, we had U.S. state net operating loss carryforwards, due to prior period losses, which, if not utilized, will begin to expire in 2029. These net operating loss carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our profitability

We are dependent upon consumers’ and merchants’ continued and unimpeded access to the internet, and upon their willingness to use the internet for commerce.

Our success depends upon the general public’s ability to access the internet and its continued willingness to use the internet as a means to pay for purchases, communicate, access social media, research and conduct commercial transactions, including through mobile devices. If consumers or merchants become unable, unwilling or less willing to use the internet for commerce for any reason, including lack of access to high-speed communications equipment, congestion of traffic on the internet, internet outages or delays, disruptions or other damage to merchants’ and consumers’ computers, increases in the cost of accessing the internet and security and privacy risks or the perception of such risks, our business could be adversely affected.

We may face challenges in expanding into new geographic regions.

Our future success will depend in part upon our ability to expand into new geographic regions, and we will face risks entering markets in which we have limited or no experience and in which we do not have any brand recognition. It is costly to establish, develop and maintain international operations, and to promote our brand internationally. In addition, expanding into new geographic regions where the main language is not English will require substantial expenditures and take considerable time and attention, and we may not be successful enough in these new markets to recoup our investments in a timely manner, or at all. Our efforts to expand into new geographic regions may not be successful, which could limit our ability to grow our business.

Shopify Capital is subject to additional risks relating to the availability of capital to fund merchants, the ability of our merchants to generate sales to remit receivables, general macroeconomic conditions and the risk of fraud.

The merchant cash advance ("MCA") program offered by Shopify Capital is subject to additional risks. If we cannot source capital to fund MCAs for our merchants, we might have to reduce the availability of this service, or cease offering it altogether. A decline in macroeconomic conditions could lead to a decrease in the number of merchants eligible for an MCA, and/or increase the risk of fraud or non-payment. If more of our merchants cease operations, experience a decline in their sales, or engage in fraudulent behavior, it would make it more difficult for us to obtain the receivables we have purchased, as we do not have any other economic recourse to the seller in the event that they are unable to deliver a portion of their receivables to us. Although we have currently mitigated some of the risks associated with Shopify Capital by entering into an agreement with a third party to insure MCAs, if we are unable to properly manage the risks of offering MCAs to merchants our business may be materially and adversely affected. If we are unable to maintain third party insurance our exposure to losses increases, which could have an adverse impact on our results.

Risks Related to Ownership of our Shares

Our dual class structure has the effect of concentrating voting control and the ability to influence corporate matters with those shareholders who held our shares prior to our initial public offering, including our executive officers, employees and directors and their affiliates.

Our Class B multiple voting shares have 10 votes per share and our Class A subordinate voting shares have one vote per share. As of February 10, 2017, shareholders who hold Class B multiple voting shares, including our executive officers, directors and their affiliates, together hold approximately 59.7% of the voting power of our outstanding voting shares and therefore have significant influence over our management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions.

In addition, because of the 10-to-1 voting ratio between our Class B multiple voting shares and Class A subordinate voting shares, the holders of our Class B multiple voting shares collectively continue to control a majority of the combined voting power of our voting shares even where the Class B multiple voting shares represent a substantially reduced percentage of our total outstanding shares. The concentrated voting control of holders of our Class B multiple voting shares limits the ability of our Class A subordinate voting shareholders to influence corporate matters for the foreseeable future, including the election of directors as well as with respect to decisions regarding amendment of our share capital, creating and issuing additional classes of shares, making significant acquisitions, selling significant assets or parts of our business, merging with other companies and undertaking other significant transactions. As a result, holders of Class B multiple voting shares have the ability to influence many matters affecting us and actions may be taken that our Class A subordinate voting shareholders may not view as beneficial. The market price of our Class A subordinate voting shares could be adversely affected due to the significant influence and voting power of the holders of Class B multiple voting shares. Additionally, the significant voting interest of holders of Class B multiple voting shares may discourage transactions involving a change of control, including transactions in which an investor, as a holder of the Class A subordinate voting shares, might otherwise receive a premium for the Class A subordinate voting shares over the then-current market price, or discourage competing proposals if a going private transaction is proposed by one or more holders of Class B multiple voting shares.

Future transfers by holders of Class B multiple voting shares will generally result in those shares converting to Class A subordinate voting shares, which will have the effect, over time, of increasing the relative voting power of those holders of Class B multiple voting shares who retain their shares. If, for example, our Chief Executive Officer, Tobias Lütke, who as of February 10, 2017 holds approximately 59.9% of our outstanding Class B multiple voting shares, retains a significant portion of his holdings of Class B multiple voting shares for an extended period of time, he could, in the future, control a significant percentage of the combined voting power of our Class A subordinate voting shares and Class B multiple voting shares. Each of our directors and officers owes a fiduciary duty to Shopify and must act honestly and in good faith with a view to the best interests of Shopify. However, any director and/or officer that is a shareholder, even a controlling shareholder, is entitled to vote his or her shares in his or her own interests, which may not always be in the interests of our shareholders generally.

Our restated articles of incorporation amend certain default rights provided for under the CBCA for holders of Class B multiple voting shares and Class A subordinate voting shares to vote separately as a class for certain types of amendments to our restated articles of incorporation. Specifically, neither the holders of the Class B multiple voting shares nor Class A subordinate voting shares shall be entitled to vote separately as a class upon a proposal to amend our restated articles of incorporation to (1) increase or decrease any maximum number of authorized shares of such class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the shares of such class; or (2) create a new class of shares equal or superior to the shares of such class, which rights are otherwise provided for in paragraphs (a) and (e) of subsection 176(1) of the CBCA. Pursuant to our restated articles of incorporation, neither holders of our Class A subordinate voting shares nor holders of our Class B multiple voting shares are entitled to vote separately as a class on a proposal to amend our restated articles of incorporation to effect an exchange, reclassification or cancellation of all or part of the shares of such class pursuant to Section 176(1)(b) of the CBCA unless such exchange, reclassification or cancellation: (a) affects only the holders of that class; or (b) affects the holders of Class A subordinate voting shares and Class B multiple voting shares differently, on a per share basis, and such holders are not already otherwise entitled to vote separately as a class under applicable law or our restated articles of incorporation in respect of such exchange, reclassification or cancellation.

Pursuant to our restated articles of incorporation, holders of Class A subordinate voting shares and Class B multiple voting shares are treated equally and identically, on a per share basis, in certain change of control transactions that require approval of our shareholders under the CBCA, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of our Class A subordinate voting shares and Class B multiple voting shares, each voting separately as a class.

The market price of our Class A subordinate voting shares may be volatile.

The market price of our Class A subordinate voting shares has fluctuated in the past and we expect it to fluctuate in the future, and it may decline. Since our Class A subordinate voting shares were sold in our initial public offering in May 2015 at a price of $17.00 per share, our share price has ranged from $18.48 through $56.25 through February 10, 2017. We cannot assure you that an active trading market for our Class A subordinate voting shares will be sustained, and we therefore cannot assure you that you will be able to sell your Class A subordinate voting shares when you would like to do so, or that you will obtain your desired price for your shares, and you could lose all or part of your investment. Some of the factors that may cause the market price of our Class A subordinate voting shares to fluctuate include:

•	significant volatility in the market price and trading volume of comparable companies;

•	actual or anticipated changes or fluctuations in our operating results or in the expectations of market analysts;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	short sales, hedging and other derivative transactions in our shares;

•	announcements of technological innovations, new products, strategic alliances or significant agreements by us or by our competitors;

•	changes in the prices of our solutions or the prices of our competitors’ solutions;

•	litigation or regulatory action against us;

•	breaches of security or privacy, and the costs associated with any such breaches and remediation;

•	investors’ general perception of us and the public’s reaction to our press releases, our other public announcements and our filings with the SEC and Canadian securities regulators;

•	fluctuations in quarterly results;

•	publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	changes in general political, economic, industry and market conditions and trends;

•	sales of our Class A subordinate voting shares and Class B multiple voting shares by our directors, executive officers and existing shareholders;

•	recruitment or departure of key personnel; and

•	the other risk factors described in this section of our AIF.

In addition, the stock markets have historically experienced substantial price and volume fluctuations, particularly in the case of shares of technology companies, and such fluctuations and other broad market and industry factors may harm the market price of our Class A subordinate voting shares. Hence, the price of our Class A subordinate voting shares could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce the share price of our Class A subordinate voting shares regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has been instituted against that company. If we were involved in any similar litigation, we could incur substantial costs, our management’s attention and resources could be diverted and it could harm our business, operating results and financial condition.

Sales of substantial amounts of our common shares in the public market, or the perception that these sales may occur, could cause the market price of our shares to decline.

Certain of our shareholders have certain rights to require us to file registration statements in the United States or prospectuses in Canada covering their shares or to include their shares in registration statements or prospectuses that we may file for ourselves or on behalf of other shareholders.

Further, we cannot predict the size of future issuances of our Class A subordinate voting shares or the effect, if any, that future issuances and sales of our Class A subordinate voting shares will have on the market price of our Class A subordinate voting shares. Sales of substantial amounts of our shares, or the perception that such sales could occur, may adversely affect prevailing market prices for our Class A subordinate voting shares.

Risks associated with our internal controls over financial reporting

Any failure of our internal controls could have an adverse effect on our stated results of operations and harm our reputation. As a result, we may experience higher than anticipated operating expenses, as well as higher independent auditor fees during and after the implementation of these changes. If we are unable to implement any of the required changes to our internal control over financial reporting effectively or efficiently or are required to do so earlier than anticipated, it could adversely affect our operations, financial reporting and results of operations. If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely impacted.
We incur increased costs and regulatory burden and devote substantial management time as a result of being a public company.

As a public company, we incur increased legal, accounting and other costs not incurred as a private company. We are subject to, among other things, the Exchange Act, the rules and regulations of the Canadian Securities Administrators, the corporate governance requirements found in the Sarbanes-Oxley Act and related rules and regulations of the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations implemented by the New York Stock Exchange, or NYSE, and the Toronto Stock Exchange, or TSX. Compliance with these requirements has increased our legal and financial compliance costs and makes some activities more time consuming and costly. In addition, our management and other personnel need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We have made, and will continue to make, changes to our financial management control systems and other areas to manage our obligations as a public company, including corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. However, we cannot assure you that these and other measures that we might take will be sufficient to allow us to satisfy our obligations as a public company on a timely basis.

Because we do not expect to pay any dividends on our Class A subordinate voting shares for the foreseeable future, investors may never receive a return on their investment.

We have never declared or paid any dividends on our securities. We do not have any present intention to pay cash dividends on our Class A subordinate voting shares and we do not anticipate paying any cash dividends on our Class A subordinate voting shares in the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

As a foreign private issuer, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

We are a "foreign private issuer," as such term is defined in Rule 405 under the Securities Act, and are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. As a result, we do not file the same reports that a U.S. domestic issuer would file with the SEC, although we are required to file or furnish to the SEC the continuous disclosure documents that we are required to file in Canada under Canadian securities laws. In addition, our officers, directors, and principal shareholders are exempt from the reporting and "short swing" profit recovery provisions of Section 16 of the Exchange Act. Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell shares, as the reporting deadlines under the corresponding Canadian insider reporting requirements are longer.

As a foreign private issuer, we are exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements. We are also exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While we will comply with the corresponding requirements relating to proxy statements and disclosure of material non-public information under Canadian securities laws, these requirements differ from those under the Exchange Act and Regulation FD and shareholders should not expect to receive the same information at the same time as such information is provided by U.S. domestic companies. In addition, we are not required under the Exchange Act to file annual and quarterly reports with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act.

In addition, as a foreign private issuer, we have the option to follow certain Canadian corporate governance practices, except to the extent that such laws would be contrary to U.S. securities laws, and provided that we disclose the requirements we are not following and describe the Canadian practices we follow instead. We currently rely on this exemption with respect to requirements regarding the quorum for any meeting of our shareholders. We may in the future elect to follow home country practices in Canada with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to all corporate governance requirements.

We may lose foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

We may in the future lose our foreign private issuer status if a majority of our shares are held in the United States and we fail to meet the additional requirements necessary to avoid loss of foreign private issuer status, such as if: (1) a majority of our directors or executive officers are U.S. citizens or residents; (2) a majority of our assets are located in the United States; or (3) our business is administered principally in the United States. Although we have elected to comply with certain U.S. regulatory provisions, our loss of foreign private issuer status would make such compliance mandatory. The regulatory and compliance costs to us under securities laws as a U.S. domestic issuer will be significantly more than the costs incurred as a Canadian foreign private issuer. If we were not a foreign private issuer, we would not be eligible to use foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are generally more detailed and extensive than the forms available to a foreign private issuer. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

Provisions of Canadian law may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.

The Investment Canada Act (Canada) subjects an acquisition of control of us by a non-Canadian to government review if the value of our assets as calculated pursuant to the legislation exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant Minister is satisfied that the investment is likely to be of net benefit to Canada. This could prevent or delay a change of control and may eliminate or limit strategic opportunities for shareholders to sell their Class A subordinate voting shares.
It may be difficult to enforce civil liabilities in Canada under U.S. securities laws.

We were incorporated in Canada, and our corporate headquarters are located in Canada. A majority of our directors and executive officers and certain of the experts named in our Annual Report reside or are based principally in Canada and the majority of our assets and all or a substantial portion of the assets of these persons is located outside the United States. It may be difficult for investors who reside in the United States to effect service of process upon these persons in the United States, or to enforce a U.S. court judgment predicated upon the civil liability provisions of the U.S. federal securities laws against us or any of these persons. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws. Canadian courts may refuse to hear a claim based on an alleged violation of U.S. securities laws against us or these persons on the grounds that Canada is not the most appropriate forum in which to bring such a claim. Even if a Canadian court agrees to hear a claim, it may determine that Canadian law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Canadian law.

Our by-laws provide that any derivative actions, actions relating to breach of fiduciary duties and other matters relating to our internal affairs will be required to be litigated in Canada, which could limit investors’ ability to obtain a favorable judicial forum for disputes with us.

We have adopted a forum selection by-law that provides that, unless we consent in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of Ontario, Canada and appellate Courts therefrom (or, failing such Court, any other "court" as defined in the CBCA having jurisdiction, and the appellate Courts therefrom), will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf; (2) any action or proceeding asserting a breach of fiduciary duty owed by any of our directors, officers or other employees to us; (3) any action or proceeding asserting a claim arising pursuant to any provision of the CBCA or our restated articles or by-laws; or (4) any action or proceeding asserting a claim otherwise related to our "affairs" (as defined in the CBCA). Our forum selection by-law also provides that our securityholders are deemed to have consented to personal jurisdiction in the Province of Ontario and to service of process on their counsel in any foreign action initiated in violation of our by-law. Therefore, it may not be possible for securityholders to litigate any action relating to the foregoing matters outside of the Province of Ontario.

Our forum selection by-law seeks to reduce litigation costs and increase outcome predictability by requiring derivative actions and other matters relating to our affairs to be litigated in a single forum. While forum selection clauses in corporate charters and by-laws are becoming more commonplace for public companies in the United States and have been upheld by courts in certain states, they are untested in Canada. It is possible that the validity of our forum selection by-law could be challenged and that a court could rule that such by-law is inapplicable or unenforceable. If a court were to find our forum selection by-law inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions and we may not obtain the benefits of limiting jurisdiction to the courts selected.

Provisions of our charter documents and certain Canadian legislation could delay or deter a change of control, limit attempts by our shareholders to replace or remove our current senior management and affect the market price of our Class A subordinate voting shares.

Our restated articles of incorporation authorize our board of directors to issue an unlimited number of preferred shares without shareholder approval and to determine the rights, privileges, restrictions and conditions granted to or imposed on any unissued series of preferred shares. Those rights may be superior to those of our Class A subordinate voting shares and Class B multiple voting shares. For example, preferred shares may rank prior to Class A subordinate voting shares and Class B multiple voting shares as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into Class A subordinate voting shares or Class B multiple voting shares. If we were to issue a significant number of preferred shares, these issuances could deter or delay an attempted acquisition of us or make the removal of management more difficult, particularly in the event that we issue preferred shares with special voting rights. Issuances of preferred shares, or the perception that such issuances may occur, could cause the trading price of our Class A subordinate voting shares to drop.

In addition, provisions in the CBCA and in our restated articles of incorporation and by-laws may have the effect of delaying or preventing changes in our senior management, including provisions that:

•	require that any action to be taken by our shareholders be effected at a duly called annual or special meeting and not by written consent;

•	establish an advance notice procedure for shareholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors; and

•
require the approval of a two-thirds majority of the votes cast by shareholders present in person or by proxy in order to amend certain provisions of our restated articles of incorporation, including, in some circumstances, by separate class votes of holders of our Class A subordinate voting shares and Class B multiple voting shares.

These provisions may frustrate or prevent any attempts by our shareholders to launch a proxy contest or replace or remove our current senior management by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our senior management. Any of these provisions could have the effect of delaying, preventing or deferring a change in control which could limit the opportunity for our Class A subordinate voting shareholders to receive a premium for their Class A subordinate voting shares, and could also affect the price that investors are willing to pay for Class A subordinate voting shares.

Our constating documents permit us to issue an unlimited number of Class A subordinate voting shares and Class B multiple voting shares.

Our restated articles of incorporation permit us to issue an unlimited number of Class A subordinate voting shares and Class B multiple voting shares. We anticipate that we will, from time to time, issue additional Class A subordinate voting shares in the future. Subject to the requirements of the NYSE and the TSX, we will not be required to obtain the approval of shareholders for the issuance of additional Class A subordinate voting shares. Although the rules of the TSX generally prohibit us from issuing additional Class B multiple voting shares, there may be certain circumstances where additional Class B multiple voting shares may be issued, including upon receiving shareholder approval and pursuant to the exercise of stock options under our fourth amended and restated option plan (the "Legacy Option Plan") that were granted prior to our initial public offering. Any further issuances of Class A subordinate voting shares or Class B multiple voting shares will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings. Additionally, any further issuances of Class B multiple voting shares may significantly lessen the combined voting power of our Class A subordinate voting shares due to the 10-to-1 voting ratio between our Class B multiple voting shares and Class A subordinate voting shares.
DIVIDENDS AND DISTRIBUTIONS

We have, to date, not declared or paid any dividends or distributions on our securities. We currently intend to retain any future earnings to fund the development and growth of our business and we do not currently anticipate paying dividends. Any determination to pay dividends to holders of shares in the future will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, legal requirements and other factors as the board of directors deems relevant. In addition, our outstanding credit agreements limit our ability to pay dividends and we may in the future become subject to debt instruments or other agreements that further limit our ability to pay dividends.
CAPITAL STRUCTURE

General
The following is a description of the material terms of our Class A subordinate voting shares, our Class B multiple voting shares, and our preferred shares, as set forth in our restated articles of incorporation.

Our authorized share capital consists of an unlimited number of Class A subordinate voting shares of which 77,218,483 were issued and outstanding as of February 10, 2017, an unlimited number of Class B multiple voting shares of which 12,505,930 were issued and outstanding as of February 10, 2017, and an unlimited number of preferred shares, issuable in series, none of which are issued and outstanding. Although the rules of the TSX generally prohibit us from issuing additional Class B multiple voting shares, there may be certain circumstances where additional Class B multiple voting shares may be issued, including upon receiving shareholder approval and pursuant to the exercise of stock options under our legacy stock option plan that were granted prior to our initial public offering.

The Class A subordinate voting shares are "restricted securities" within the meaning of such term under applicable Canadian securities laws.

Shares
Except as described herein, the Class A subordinate voting shares and the Class B multiple voting shares have the same rights, are equal in all respects and are treated by Shopify as if they were one class of shares.

Rank
The Class A subordinate voting shares and Class B multiple voting shares rank pari passu with respect to the payment of dividends, return of capital and distribution of assets in the event of the liquidation, dissolution or winding up of the Company. In the event of the liquidation, dissolution or winding-up of the Company or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, whether voluntarily or involuntarily, the holders of Class A subordinate voting shares and the holders of Class B multiple voting shares are entitled to participate equally in the remaining property and assets of the Company available for distribution to the holders of shares, without preference or distinction among or between the Class A subordinate voting shares and the Class B multiple voting shares, subject to the rights of the holders of any preferred shares.

Dividends
The holders of outstanding Class A subordinate voting shares and Class B multiple voting shares are entitled to receive dividends on a share for share basis at such times and in such amounts and form as our board of directors may from time to time determine, but subject to the rights of the holders of any preferred shares, without preference or distinction among or between the Class A subordinate voting shares and the Class B multiple voting shares. We are permitted to pay dividends unless there are reasonable grounds for believing that: (i) we are, or would after such payment be, unable to pay our liabilities as they become due; or (ii) the realizable value of our assets would, as a result of such payment, be less than the aggregate of our liabilities and stated capital of all classes of shares. In the event of a payment of a dividend in the form of shares, Class A subordinate voting shares shall be distributed with respect to outstanding Class A subordinate voting shares and Class B multiple voting shares shall be distributed with respect to outstanding Class B multiple voting shares, unless otherwise determined by our board.

Voting Rights
Under our restated articles of incorporation, each Class A subordinate voting share is entitled to one vote per share and each Class B multiple voting share is entitled to 10 votes per share. Our Class A subordinate voting shares currently collectively represent 86.1% of our total issued and outstanding shares and 38.2% of the voting power attached to all of our issued and outstanding shares and the Class B multiple voting shares currently collectively represent 13.9% of our total issued and outstanding shares and 61.8%of the voting power attached to all of our issued and outstanding shares.

Conversion
The Class A subordinate voting shares are not convertible into any other class of shares. Each outstanding Class B multiple voting share may at any time, at the option of the holder, be converted into one Class A subordinate voting share. Upon the first date that a Class B multiple voting share is Transferred (as defined below) by a holder of Class B multiple voting shares, other than to a Permitted Holder (as defined below) or from any such Permitted Holder back to such holder of Class B multiple voting shares and/or any other Permitted Holder of such holder of Class B multiple voting shares, the holder thereof, without any further action, shall automatically be deemed to have exercised his, her or its rights to convert such Class B multiple voting share into a fully paid and non-assessable Class A subordinate voting share, on a share for share basis.

In addition, all Class B multiple voting shares will convert automatically into Class A subordinate voting shares on the date on which the outstanding Class B multiple voting shares represent less than 5% of the aggregate number of outstanding Class A subordinate voting shares and Class B multiple voting shares as a group.

For the purposes of the foregoing:

"Affiliate" means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified Person;

"Members of the Immediate Family" means with respect to any individual, each parent (whether by birth or adoption), spouse, or child or other descendants (whether by birth or adoption) of such individual, each spouse of any of the aforementioned Persons, each trust created solely for the benefit of such individual and/or one or more of the aforementioned Persons, and each legal representative of such individual or of any aforementioned Persons (including without limitation a tutor, curator, mandatary due to incapacity, custodian, guardian or testamentary executor), acting in such capacity under the authority of the law, an order from a competent tribunal, a will or a mandate in case of incapacity or similar instrument. For the purposes of this definition, a Person shall be considered the spouse of an individual if such Person is legally married to such individual, lives in a civil union with such individual or is the common law partner (as defined in the Income Tax Act (Canada) as amended from time to time) of such individual. A Person who was the spouse of an individual within the meaning of this paragraph immediately before the death of such individual shall continue to be considered a spouse of such individual after the death of such individual;

"Permitted Holders" means, in respect of a holder of Class B multiple voting shares that is an individual, the Members of the Immediate Family of such individual and any Person controlled, directly or indirectly, by any such holder, and in respect of a holder of Class B multiple voting shares that is not an individual, an Affiliate of that holder;

"Person" means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company;

"Transfer" of a Class B multiple voting share shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A "Transfer" shall also include, without limitation, (1) a transfer of a Class B multiple voting share to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (2) the transfer of, or entering into a binding agreement with respect to, Voting Control over a Class B multiple voting share by proxy or otherwise, provided, however, that the following shall not be considered a "Transfer": (a) the grant of a proxy to our officers or directors at the request of our board of directors in connection with actions to be taken at an annual or special meeting of shareholders; or (b) the pledge of a Class B multiple voting share that creates a mere security interest in such share pursuant to a bona fide loan or indebtedness transaction so long as the holder of the Class B multiple voting share continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such Class B multiple voting share or other similar action by the pledgee shall constitute a "Transfer";

"Voting Control" with respect to a Class B multiple voting share means the exclusive power (whether directly or indirectly) to vote or direct the voting of such Class B multiple voting share by proxy, voting agreement or otherwise.

A Person is "controlled" by another Person or other Persons if: (1) in the case of a company or other body corporate wherever or however incorporated: (A) securities entitled to vote in the election of directors carrying in the aggregate at least a majority of the votes for the election of directors and representing in the aggregate at least a majority of the participating (equity) securities are held, other than by way of security only, directly or indirectly, by or solely for the benefit of the other Person or Persons; and (B) the votes carried in the aggregate by such securities are entitled, if exercised, to elect a majority of the board of directors of such company or other body corporate; or (2) in the case of a Person that is not a company or other body corporate, at least a majority of the participating (equity) and voting interests of such Person are held, directly or indirectly, by or solely for the benefit of the other Person or Persons; and "controls", "controlling" and "under common control with" shall be interpreted accordingly.

Subdivision or Consolidation
No subdivision or consolidation of the Class A subordinate voting shares or the Class B multiple voting shares may be carried out unless, at the same time, the Class B multiple voting shares or the Class A subordinate voting shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis.

Certain Class Votes
Except as required by the CBCA, applicable securities laws or our restated articles of incorporation, holders of Class A subordinate voting shares and Class B multiple voting shares will vote together on all matters subject to a vote of holders of both those classes of shares as if they were one class of shares. Under the CBCA, certain types of amendments to our restated articles of incorporation are subject to approval by special resolution of the holders of our classes of shares voting separately as a class, including amendments to:

•	change the rights, privileges, restrictions or conditions attached to the shares of that class;

•	increase the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of that class; and

•	make any class of shares having rights or privileges inferior to the shares of such class equal or superior to the shares of that class.

Without limiting other rights at law of any holders of Class A subordinate voting shares or Class B multiple voting shares to vote separately as a class, neither the holders of the Class A subordinate voting shares nor the holders of the Class B multiple voting shares shall be entitled to vote separately as a class upon a proposal to amend our restated articles of incorporation in the case of an amendment to (1) increase or decrease any maximum number of authorized shares of such class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the shares of such class; or (2) create a new class of shares equal or superior to the shares of such class, which rights are otherwise provided for in paragraphs (a) and (e) of subsection 176(1) of the CBCA. Pursuant to our restated articles of incorporation, neither holders of our Class A subordinate voting shares nor holders of our Class B multiple voting shares will be entitled to vote separately as a class on a proposal to amend our restated articles of incorporation to effect an exchange, reclassification or cancellation of all or part of the shares of such class pursuant to Section 176(1)(b) of the CBCA unless such exchange, reclassification or cancellation: (a) affects only the holders of that class; or (b) affects the holders of Class A subordinate voting shares and Class B multiple voting shares differently, on a per share basis, and such holders are not already otherwise entitled to vote separately as a class under applicable law or our restated articles of incorporation in respect of such exchange, reclassification or cancellation.

Pursuant to our restated articles of incorporation, holders of Class A subordinate voting shares and Class B multiple voting shares will be treated equally and identically, on a per share basis, in certain change of control transactions that require approval of our shareholders under the CBCA, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of our Class A subordinate voting shares and Class B multiple voting shares, each voting separately as a class.

Take-Over Bid Protection
Under applicable Canadian law, an offer to purchase Class B multiple voting shares would not necessarily require that an offer be made to purchase Class A subordinate voting shares. In accordance with the rules of the TSX designed to ensure that, in the event of a take-over bid, the holders of Class A subordinate voting shares will be entitled to participate on an equal footing with holders of Class B multiple voting shares, upon the completion of our initial public offering the holders of over 80% of the then outstanding Class B multiple voting shares entered into a customary coattail agreement with Shopify and a trustee, which we refer to as the Coattail Agreement. The Coattail Agreement contains provisions customary for dual class, TSX listed corporations designed to prevent transactions that otherwise would deprive the holders of Class A subordinate voting shares of rights under the take-over bid provisions of applicable Canadian securities legislation to which they would have been entitled if the Class B multiple voting shares had been Class A subordinate voting shares.

The undertakings in the Coattail Agreement will not apply to prevent a sale of Class B multiple voting shares by a holder of Class B multiple voting shares party to the Coattail Agreement if concurrently an offer is made to purchase Class A subordinate voting shares that:

(a)	offers a price per Class A subordinate voting share at least as high as the highest price per share paid or required to be paid pursuant to the take-over bid for the Class B multiple voting shares;

(b)
provides that the percentage of outstanding Class A subordinate voting shares to be taken up (exclusive of shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of outstanding Class B multiple voting shares to be sold (exclusive of Class B multiple voting shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror);

(c)
has no condition attached other than the right not to take up and pay for Class A subordinate voting shares tendered if no shares are purchased pursuant to the offer for Class B multiple voting shares; and

(d)	is in all other material respects identical to the offer for Class B multiple voting shares.

In addition, the Coattail Agreement will not prevent the sale of Class B multiple voting shares by a holder thereof to a Permitted Holder, provided such sale does not or would not constitute a take-over bid or, if so, is exempt or would be exempt from the formal bid requirements (as defined in applicable securities legislation). The conversion of Class B multiple voting shares into Class A subordinate voting shares, shall not, in of itself constitute a sale of Class B multiple voting shares for the purposes of the Coattail Agreement.

Under the Coattail Agreement, any sale of Class B multiple voting shares (including a transfer to a pledgee as security) by a holder of Class B multiple voting shares party to the Coattail Agreement will be conditional upon the transferee or pledgee becoming a party to the Coattail Agreement, to the extent such transferred Class B multiple voting shares are not automatically converted into Class A subordinate voting shares in accordance with our restated articles of incorporation.

The Coattail Agreement contains provisions for authorizing action by the trustee to enforce the rights under the Coattail Agreement on behalf of the holders of the Class A subordinate voting shares. The obligation of the trustee to take such action will be conditional on Shopify or holders of the Class A subordinate voting shares providing such funds and indemnity as the trustee may require. No holder of Class A subordinate voting shares will have the right, other than through the trustee, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the Coattail Agreement unless the trustee fails to act on a request authorized by holders of not less than 10% of the outstanding Class A subordinate voting shares and reasonable funds and indemnity have been provided to the trustee.

The Coattail Agreement provides that it may not be amended, and no provision thereof may be waived, unless, prior to giving effect to such amendment or waiver, the following have been obtained: (a) the consent of the TSX and any other applicable securities regulatory authority in Canada and (b) the approval of at least 66 2/3% of the votes cast by holders of Class A subordinate voting shares represented at a meeting duly called for the purpose of considering such amendment or waiver, excluding votes attached to Class A subordinate voting shares held directly or indirectly by holders of Class B multiple voting shares, their affiliates and related parties and any persons who have an agreement to purchase Class B multiple voting shares on terms which would constitute a sale for purposes of the Coattail Agreement other than as permitted thereby.

No provision of the Coattail Agreement will limit the rights of any holders of Class A subordinate voting shares under applicable law.

Preferred Shares
We are authorized to issue an unlimited number of preferred shares issuable in series. Each series of preferred shares shall consist of such number of shares and having such rights, privileges, restrictions and conditions as may be determined by our board of directors prior to the issuance thereof. Holders of preferred shares, except as otherwise provided in the terms specific to a series of preferred shares or as required by law, will not be entitled to vote at meetings of holders of shares, and will not be entitled to vote separately as a class upon a proposal to amend our restated articles of incorporation in the case of an amendment of the kind referred to in paragraph (a), (b) or (e) of subsection 176(1) of the CBCA. With respect to the payment of dividends and distribution of assets in the event of liquidation, dissolution or winding-up of the company, whether voluntary or involuntary, the preferred shares are entitled to preference over the Class A subordinate voting shares, Class B multiple voting shares and any other shares ranking junior to the preferred shares from time to time and may also be given such other preferences over Class A subordinate voting shares, Class B multiple voting shares and any other shares ranking junior to the preferred shares as may be determined at the time of creation of such series.

The issuance of preferred shares and the terms selected by our board of directors could decrease the amount of earnings and assets available for distribution to holders of our Class A subordinate voting shares and Class B multiple voting shares or adversely affect the rights and powers, including the voting rights, of the holders of our Class A subordinate voting shares and Class B multiple voting shares without any further vote or action by the holders of our Class A subordinate voting shares and Class B multiple voting shares. The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could make it more difficult for a third-party to acquire a majority of our outstanding voting shares and thereby have the effect of delaying, deferring or preventing a change of control of us or an unsolicited acquisition proposal or of making the removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of our Class A subordinate voting shares.

We have no current intention to issue any preferred shares.

Registration Rights
Our Third Amended and Restated Investors’ Rights Agreement (the "Registration Rights Agreement"), provides certain holders of our Class B multiple voting shares with registration rights in respect of (i) the Class A subordinate voting shares issuable or issued upon conversion of the Class B multiple voting shares held by such holders, (ii) any Class A subordinate voting shares held by such holders or any Class A subordinate voting shares issued or issuable upon conversion or exercise of any other securities issued by us and held by such holders; and (iii) any Class A subordinate voting shares issued as, or issuable upon conversion or exercise of any other securities issued as, a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above. We refer to these Class A subordinate voting shares as "registrable securities".

We will pay the expenses, other than underwriting discounts, selling commissions and share transfer taxes incurred in connection with the registration, filing or qualification of registrable securities in accordance with the terms of the Registration Rights Agreement.

The registration rights provided for in the Registration Rights Agreement will expire with respect to any particular holder at such time that such holder (i) can sell all of its registrable securities under Rule 144(b)(1)(i) under the Securities Act or (ii) holds less than 1% of the outstanding Class A subordinate voting shares and Class B multiple voting shares, in the aggregate, and can sell its registrable securities during any three month period under Rule 144 of the Securities Act.
MARKET FOR SECURITIES

Trading Price and Volume

Our Class A subordinate voting shares are listed for trading on the Toronto Stock Exchange (TSX) and on the New York Stock Exchange (NYSE) under the trading symbol "SHOP". The following table sets forth the price ranges and volumes of Class A subordinate voting shares traded on the TSX and NYSE for each month of 2016.

2016	NYSE (US$)			TSX (CAD$)
	High	Low	Volume	High	Low	Volume
January	26.50	18.48	9,667,163	36.82	26.84	834,477
February	24.81	18.58	17,949,337	34.26	25.85	1,505,155
March	28.78	22.01	15,506,080	37.55	29.90	1,253,768
April	32.39	27.57	9,942,563	40.99	36.20	815,274
May	31.88	24.96	15,258,893	39.80	33.49	1,949,257
June	31.51	26.35	16,641,492	41.00	34.45	1,701,602
July	34.76	30.00	17,780,900	45.52	39.15	936,032
August	43.62	32.85	33,880,718	56.30	42.94	2,360,630
September	45.20	39.78	17,539,361	59.03	52.22	1,902,606
October	45.00	40.15	10,731,788	59.13	53.31	1,548,491
November	45.45	37.74	22,120,947	60.93	50.84	2,118,013
December	44.24	38.69	14,171,266	60.00	51.46	2,035,617

Our Class B multiple voting shares are not listed for trading or quoted on any exchange or market; however, as described further above, at any time, at the option of the holder, Class B multiple voting shares can be converted into Class A subordinate voting shares on a one-for-one basis.

Our authorized share capital consists of an unlimited number of Class A subordinate voting shares of which 77,030,952 were issued and outstanding as of December 31, 2016, an unlimited number of Class B multiple voting shares of which 12,374,528 were issued and outstanding as of December 31, 2016, and an unlimited number of preferred shares, issuable in series, none of which are issued and outstanding.

Prior Sales

In 2016, 3,002,719 class B multiple voting shares were issued as a result of the exercise of options granted under our Legacy Option Plan, at a weighted average exercise price of US$1.12 per share.

DIRECTORS AND OFFICERS

Officers

Executive officers are appointed by the board of directors to serve, subject to the discretion of the board of directors, until their successors are appointed.

Tobias Lütke
Ontario, Canada
Tobias Lütke co-founded Shopify in September 2004. Mr. Lütke has served as our Chief Executive Officer since April 2008. Prior to that, Mr. Lütke acted as our Chief Technology Officer between September 2004 and April 2008. Mr. Lütke worked on the core team of the Ruby on Rails framework and has created many popular open source libraries such as Active Merchant. Mr. Lütke also serves as Chair of our Board of Directors.

Daniel Weinand
Ontario, Canada
Daniel Weinand joined Shopify in August 2005 and co-founded the Shopify platform that launched in 2006. He has been our Chief Creative Officer since February 2017, and previously to that acted as our Chief Design Officer since 2008 and our Chief Culture Officer since 2012. Prior to joining Shopify, Mr. Weinand was a freelance web designer for private and corporate clients. Mr. Weinand studied Computer Science and Music at the University of Dortmund in Germany.

Harley Finkelstein
Ontario, Canada
Harley Finkelstein is the Chief Operating Officer at Shopify and has been with the company since 2010. Prior to his current role, Harley founded numerous startups and ecommerce companies. He currently serves on the board of the C100, a non-profit organization that supports Canadian technology entrepreneurship through mentorship, partnership and investment, and is an advisor to Felicis Ventures. Harley holds a Bachelor degree in Economics from Concordia University and a J.D./M.B.A. joint degree in Law and Business from the University of Ottawa.

Russell Jones
Ontario, Canada
Russell Jones has been our Chief Financial Officer since March 2011. Prior to his appointment at Shopify, Mr. Jones served as Chief Financial Officer to both BDNA Corporation from September 2009 to August 2010 and to Xambala Incorporated from September 2007 to February 2011. Between March 2002 and August 2007, Mr. Jones co-founded CFO4Results, which provided interim Chief Financial Officer, business and operational support services to a number of early to mid-stage technology companies. He has also held senior financial roles with Mitel Corporation, Newbridge Networks and Watchfire. Mr. Jones holds a Bachelor of Commerce (Honors) degree from Carleton University and is a CPA, CA.

Craig Miller
Ontario, Canada
Craig Miller joined Shopify in September 2011 and has been our Chief Product Officer since February 2017. Previous to that Craig acted as our Chief Marketing Officer and VP Marketing. In his current role, he oversees the Product, User Experience, Growth, Marketing, and Communications teams at the Company. Mr. Miller previously held several product and marketing roles at Kijiji, an eBay Company, between 2006 and 2011.

Mr. Miller holds a Bachelor degree in Electrical Engineering from McGill University.

Joseph Frasca
Ontario, Canada
Joseph Frasca is the Senior Vice President, General Counsel and Secretary at Shopify and has been with the company since May 2014. Prior to his appointment at Shopify, Mr. Frasca was Senior Corporate Counsel at EMC Corporation between May 2011 and May 2014 and Corporate Counsel at EMC Corporation between January 2008 and May 2011. Mr. Frasca also worked in private practice as an Associate at Skadden, Arps, Slate, Meagher & Flom LLP from 2004 to 2008. Mr. Frasca holds a J.D. from Boston University School of Law, a Master of Arts in Law and Diplomacy from The Fletcher School at Tufts University and a B.S. in Russian Language and Linguistics from Georgetown University. Mr. Frasca is a member of the Society of Corporate Secretaries & Governance Professionals sitting on the Securities Law Committee.

Brittany Forsyth
Ontario, Canada
Brittany Forsyth is the Senior Vice President of Human Relations at Shopify and has been in this role since 2014. She has been with the company since 2010 and previously served as the Director of HR. Ms. Forsyth is involved with a number of human resources organizations across North America. Prior to joining Shopify, Ms. Forsyth obtained a Bachelor of Commerce degree at Carleton University.

Jean-Michel Lemieux
Ontario, Canada
Jean-Michel Lemieux is the Senior Vice President of Engineering at Shopify and joined the company in 2015. Prior to joining Shopify, he served as the Vice President of Engineering at Atlassian and as the Chief Architect for Rational Team Concert, a division of IBM. Jean-Michel co-authored the book, Eclipse Rich Client Platform and has filed two U.S. patents on software configuration management. Jean-Michel holds a Bachelor’s degree in Computer Science from the University of Ottawa.

David Lennie
Ontario, Canada
David Lennie is Senior Vice President of Data and Analytics at Shopify and joined the company in 2015. Prior to joining Shopify, David served as the Senior Vice President of Analytics at LearnVest and Director of Data Science and Engineering at Netflix. He brings a wealth of experience and knowledge in building data teams, warehouses, and analytics systems. David holds an M.B.A. from The Wharton School at the University of Pennsylvania and a Bachelor of Science degree from Northwestern University.

Toby Shannan
Ontario, Canada
Toby Shannan is the Senior Vice President of Support at Shopify and has been with the company since 2010. In his current role, he oversees the customer service strategy for Shopify. Between November 2007 and May 2010, Mr. Shannan co-founded and acted as Chief Executive Officer of Social Fabric, a personal genomics company. Prior to that, Mr. Shannan acted as Vice President of Sales and Marketing at DNA Genotek from October 2003 to October 2007.

Directors

Our directors are either elected annually by the shareholders at the annual meeting of shareholders or, subject to our restated articles of incorporation and applicable law, appointed by our board of directors between annual meetings. Each director holds office until the close of the next annual meeting of our shareholders or until he or she ceases to be a director by operation of law, or until his or her removal or resignation becomes effective. In addition to Mr. Tobias Lütke, a director since 2004 who serves chair of the board as well as CEO, the Company's directors are as follows:

Robert Ashe
Ontario, Canada
Robert Ashe has served as a member of our board of directors since December 2014. Over 24 years, Mr. Ashe held a variety of positions with increasing responsibility at Cognos Incorporated, a business intelligence and performance management software company. Mr. Ashe ultimately served as Chief Executive Officer of Cognos Incorporated from 2005 to 2008 before the company was acquired by IBM. Mr. Ashe remained with IBM as a general manager of business analytics from 2008 to 2012. Mr. Ashe currently serves on the board of directors of Halogen Software (TSX), Servicesource International (NASDAQ Stock Exchange, or NASDAQ) and MSCI Inc. (NYSE). Mr. Ashe holds a Bachelor of Commerce from the University of Ottawa and is a Fellow of the Institute of Chartered Accountants of Ontario.

Steven Collins
Florida, United States
Steven Collins has served as a member of our board of directors since June 2014. Mr. Collins served as the Executive Vice President and Chief Financial Officer of ExactTarget Inc., a cross-channel digital marketing company, from 2011 to 2014. Prior to that, Mr. Collins held the position of Senior Vice President and Chief Financial Officer of NAVTEQ Corporation, a digital mapping company; Mr. Collins was with NAVTEQ Corporation from 2003 through 2011 and served as the Vice President of Finance and the Senior Vice President of Finance & Accounting prior to being named Chief Financial Officer.  Mr. Collins currently serves on the board of directors of Instructure (NYSE) and a number of privately held companies. Mr. Collins holds a B.S. degree in Industrial Engineering from Iowa State University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Gail Goodman
Massachusetts, United States
Gail Goodman has served as a member of our board of directors since November 2016. Ms. Goodman most recently served as President and Chief Executive Officer of Constant Contact, a software company providing small businesses with online marketing tools to grow their businesses, for over 16 years. Over that time Ms. Goodman served as a director and chairwoman of the board and led Constant Contact through its initial public offering and for eight years as a publicly traded company, until its acquisition by Endurance International Group Holdings, Inc. (NASDAQ) in February 2016. Ms. Goodman holds a B.A. from the University of Pennsylvania and an M.B.A. from The Tuck School of Business at Dartmouth College. Ms. Goodman currently serves on the board of directors of MINDBODY, Inc. (NASDAQ), a provider of cloud-based business management software for the wellness services industry.

Jeremy Levine
New York, United States
Jeremy Levine has served as a member of our board of directors since February 2011. Since January 2007, Mr. Levine has been a Partner at Bessemer Venture Partners, a venture capital firm he joined in May 2001. Mr. Levine currently serves on the board of directors of Yelp Inc. (NYSE), a local directory and user review service, on the board of directors of MINDBODY, Inc. (NASDAQ), a provider of cloud-based business management software for the wellness services industry, and a number of privately held companies. Mr. Levine holds a B.S. degree in Computer Science from Duke University.

John Phillips
Ontario, Canada
John Phillips has served as a member of our board of directors since April 30, 2010. Mr. Phillips has worked with Klister Credit Corp., an investment and consulting company, and is currently its Chief Executive Officer, a position he has held since 1993. Mr. Phillips had a career in the legal profession working in private practice at Blake, Cassels & Graydon LLP for 20 years and as general counsel at Clearnet Communications Inc. for nearly six years. Mr. Phillips currently serves on the board of directors of a number of privately held companies and gained experience serving on the board of directors of Redknee Solutions Inc., a public company. Mr. Phillips received a B.A. from Trinity College, University of Toronto and an L.L.B./J.D. from the Faculty of Law, University of Toronto.

Board Committees

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert Ashe	Member	Chair
Steven Collins	Chair
Gail Goodman	Member	Member
Jeremy Levine			Member
John Phillips	Member	Member	Chair
Tobias Lütke

Audit Committee

Our audit committee is comprised of Robert Ashe, Steven Collins, Gail Goodman and John Phillips, and is chaired by Mr. Collins. Our board of directors has determined that each of these directors meets the independence requirements, including the heightened independence standards for members of the audit committee, of the NYSE, the SEC and National Instrument 52-110 - Audit Committees ("NI 52-110"). Our board of directors has determined that each of the members of the audit committee is "financially literate" within the meaning of the NYSE rules and NI 52-110. Mr. Collins has been identified as an audit committee financial expert as defined by the SEC rules. Mr. Collins currently serves as chair of the audit committee of Instructure, Inc. (NYSE). Mr. Ashe currently serves on the audit committees of three public companies: Halogen Software (TSX), ServiceSource International (NASDAQ) and MSCI Inc. (NYSE). Our board of directors has determined that Mr. Ashe’s simultaneous service on those audit committees does not impair his ability to effectively serve on our audit committee. For a description of the education and experience of each member of the audit committee, see "Directors", above.

Our board of directors has established a written charter setting forth the purpose, composition, authority and responsibility of the audit committee, consistent with the rules of the NYSE, the SEC and NI 52-110. A copy of the Audit Committee Charter is appended to this AIF as Exhibit A.

The principal purpose of our audit committee is to assist our board of directors in discharging its oversight of:

•	the quality and integrity of our financial statements and related information;

•	the independence, qualifications, appointment and performance of our external auditor;

•	our disclosure controls and procedures, internal control over financial reporting and management’s responsibility for assessing and reporting on the effectiveness of such controls;

•	our compliance with applicable legal and regulatory requirements; and

•	our enterprise risk management processes.

At least annually, the audit committee will review and confirm the independence of the auditor by obtaining statements from the independent auditor describing all relationships or services that may affect their independence and objectivity, and the committee will take appropriate actions to oversee our auditor.

Our audit committee has access to all of our books, records, facilities and personnel and may request any information about us as it may deem appropriate. It also has the authority in its sole discretion and at our expense, to retain and set the compensation of outside legal, accounting or other advisors as necessary to assist in the performance of its duties and responsibilities.

Our audit committee also reviews our policies and procedures for reviewing and approving or ratifying related-party transactions, and it is responsible for reviewing and approving or ratifying all related-party transactions.

Audit Committee Pre-Approval Policies and Procedures

From time to time, management recommends to and requests approval from the Audit Committee for audit and non-audit services to be provided by the Company's auditors. The Audit Committee considers such requests on a quarterly basis, and if acceptable, pre-approves such audit and non-audit services. During such deliberations, the Audit Committee assesses, among other factors, whether the services requested would be considered "prohibited services" as contemplated by the SEC, and whether the services requested and the fees related to such services could impair the independence of the Company's auditors.

The Audit Committee considered and agreed that the fees paid to the Company's auditors in the years ended December 31, 2016 and 2015 are compatible with maintaining the independence of the Company's auditors. The Audit Committee determined that, in order to ensure the continued independence of the auditors, only limited non-audit services will be provided to the Company by PricewaterhouseCoopers LLP.

Since the implementation of the Audit Committee pre-approval process in November 2015, all audit and non-audit services rendered by our auditors have been pre-approved by the Audit Committee.

Auditor Service Fees

The aggregate amounts paid or accrued by the Company with respect to fees payable to PricewaterhouseCoopers LLP, the auditors of the Company, for audit (including separate audits of wholly-owned and non-wholly owned entities, financings, regulatory reporting requirements and SOX related services), audit-related, tax and other services in the years ended December 31, 2016 and 2015 were as follows:

	Fiscal 2016	Fiscal 2015
	$	$
	(in thousands)
Audit Fees	542	802
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	2	7
Total	544	809

Audit fees relate to the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements and services in connection with our registration statements related to our initial public offering and our follow-on public offering.

Audit-related fees consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under "Audit Fees".

Tax fees relate to assistance with tax compliance, expatriate tax return preparation, tax planning and various tax advisory services.

Other fees are any additional amounts for products and services provided by the principal accountants other than the services reported above under "Audit Fees", "Audit-Related Fees" and "Tax Fees".

Ownership of Securities

As a group, our directors and executive officers beneficially own, or control or direct, directly or indirectly, a total of 2,127,167 Class A subordinate voting shares and 11,861,376 Class B multiple voting shares, representing 2.8% of the Class A subordinate voting shares and 94.8% of the Class B multiple voting shares outstanding and 59.7% of the voting power attached to all of our issued and outstanding shares.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the knowledge of Shopify, no director or executive officer of Shopify (a) is at the date hereof or has been, in the last 10 years before the date hereof, a director, chief executive officer (CEO) or chief financial officer (CFO) of any company, including Shopify, that (i) was subject to a cease trade order, similar order or an order that denied the relevant company access to any exemptions under securities legislation, for a period of more than 30 consecutive days (an "Order") that was issued while the director or executive officer was acting in that capacity; or, (ii) was subject to an Order that was issued after the director or executive officer ceased to be a director, CEO or CFO and which resulted from an event that occurred while that person was acting in the capacity as director, CEO or CFO.

To the knowledge of Shopify, no director or executive officer of Shopify, and no shareholder holding a sufficient number of securities of Shopify to affect materially the control of Shopify, (i) is at the date hereof or has been in the 10 years before the date hereof, a director or executive officer of a company, including Shopify that, while that person was acting in that capacity or within a year of that person ceasing to act in that capacity became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets, or (ii) has, within the last 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Conflicts of Interest

To the Company's knowledge, there are no existing or potentially material conflicts of interest between the Company or a subsidiary of the Company and any director or officer of the Company or of a subsidiary of the Company.
LEGAL PROCEEDINGS AND REGULATORY ACTIONS
We are involved in legal proceedings, as well as demands, claims and threatened litigation, that arise in the normal course of our business. In particular, as is common in our industry, we have received notices alleging that we infringe patents belonging to various third parties. These notices are dealt with in accordance with our internal procedures, which include assessing the merits of each notice and seeking, where appropriate, a business resolution. Where a business resolution cannot be reached, litigation may be necessary. The ultimate outcome of any litigation is uncertain, and regardless of outcome, litigation can have an adverse impact on our business because of defense costs, negative publicity, diversion of management resources and other factors. Our failure to obtain any necessary license or other rights on commercially reasonable terms, or otherwise, or litigation arising out of intellectual property claims could materially adversely affect our business. As of the date of this AIF, we are not party to any litigation that we believe is material to our business.
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

No director or executive officer of Shopify, and to the knowledge of the directors and executive officers of Shopify, (i) no person or company that beneficially owns, or controls or directs, directly or indirectly, more than 10 percent of Shopify's voting shares, (ii) nor any of such persons' or companies' associates or affiliates, (iii) nor any associates or affiliates of any director of executive officer of Shopify, has had a material interest, direct or indirect, that has materially affected or is reasonably expected to materially affect the Company within the three most recently completed financial years or during the current financial year.
TRANSFER AGENTS AND REGISTRARS

The transfer agent and registrar for our Class A subordinate voting shares in the United States is Computershare Trust Company, N.A. at its principal office in Canton, Massachusetts, and in Canada is Computershare Investor Services Inc. at its principal office in Toronto, Ontario.
MATERIAL CONTRACTS

The following are the only material contracts, other than those contracts entered into in the ordinary course of business, which have been entered into by the Company within the most recently completed fiscal year, or were entered into before the most recently completed fiscal year and are still in effect, deemed to be material:

•	Coattail Agreement dated as of May 27, 2015, in connection with our Class B Multiple Voting Shares

•	Third Amended and Restated Investors’ Rights Agreement dated May 27, 2015

•
Payment Services Provider Agreement, dated July 22, 2013, between Stripe, Inc. and Shopify Payments (USA) Inc. and the addendum to Payment Services Provider Agreement for Canada, dated July 22, 2013, among Stripe, Inc., Shopify Payments (USA) Inc. and Shopify Payments (Canada) Inc.

Copies of the above material agreements may be inspected during ordinary business hours at our principal executive offices located at 150 Elgin Street, 8th Floor, Ottawa, Canada, K2P 1L4 or may be viewed at the website maintained by the SEC at http://www.sec.gov or the website maintained by the Canadian Securities Administrators at http://www.sedar.com.

INTERESTS OF EXPERTS

PricewaterhouseCoopers LLP are the auditors of Shopify and are independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.
ADDITIONAL INFORMATION

Additional information about Shopify is available on our website at www.shopify.com, on the website maintained by the SEC at www.sec.gov or the website maintained by the Canadian Securities Administrators at www.sedar.com.

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of our securities and securities authorized for issuance under equity compensation plans will be contained in our management information circular that will be filed in connection with our next annual meeting of shareholders. Once filed, the circular will be available on our website at www.shopify.com, or at www.sec.gov or www.sedar.com.

Additional financial information is provided in our consolidated financial statements and MD&A for the fiscal year ended December 31, 2016, available on our website at www.shopify.com, or at www.sec.gov or www.sedar.com.

We are a "foreign private issuer" as such term is defined in Rule 405 under the U.S. Securities Act of 1933, as amended, and are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the U.S. Securities Exchange Act of 1934, as amended, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. As a result, we do not file the same reports that a U.S. domestic issuer would file with the SEC, although we are required to file or furnish to the SEC the continuous disclosure documents that we are required to file in Canada under Canadian securities laws.

We will provide without charge to each person, including any beneficial owner, on the written or oral request of such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this Annual Information Form or our Annual Report on Form 40-F for the year ended December 31, 2016 (not including exhibits to such incorporated reports that are not specifically incorporated by reference into such reports). Requests for such copies should be directed to us via email to IR@shopify.com, by calling 1 (888) 746-7439, or by writing to Investor Relations, Shopify Inc., 150 Elgin Street, 8th Floor, Ottawa, ON, K2P 1L4, Canada.

EXHIBIT A
SHOPIFY INC.
AUDIT COMMITTEE CHARTER

This Audit Committee Charter (“Charter”) has been adopted by the Board of Directors (“Board”) of Shopify Inc. (“Company”) and sets forth the purpose, composition, authority and responsibility of the Audit Committee (“Committee”) of the Board.

I. Purpose

The Committee’s purpose is to assist the Board in its oversight of:

•	the quality and integrity of the Company’s financial statements and related information;

•	the independence, qualifications, appointment and performance of the Company’s external auditor (“external auditor”);

•	the Company’s disclosure controls and procedures, internal controls over financial reporting, and management’s responsibility for assessing and reporting on the effectiveness of such controls;

•	the Company’s compliance with applicable legal and regulatory requirements; and

•	the Company’s enterprise risk management processes.

II. Access to Information and Authority
In carrying out its duties and responsibilities, the Committee shall have the authority to:

•	communicate directly with the external auditors and to meet with and seek any information it requires from employees, officers, directors, or external parties;

•	investigate any matter relating to the Company’s accounting, auditing, internal control or financial reporting practices or anything else within its scope of responsibility;

•	obtain full access to all Company books, records, facilities and personnel; and

•
at its sole discretion and at the Company’s expense, retain and set the compensation of outside legal, accounting, or other advisors, as necessary to assist in the performance of its duties and responsibilities.

The Company will provide appropriate funding, as determined by the Committee, for compensation to the external auditor, to any advisors that the Committee chooses to engage, and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

III. Composition and meetings

The Board shall elect annually from among its members the Committee, which shall be composed of three or more directors as determined by the Board, each of whom shall meet all applicable standards of independence and financial literacy under applicable laws, regulations and rules, which determination of independence will be made by the Board. At least one member shall be designated as an “audit committee financial expert” as defined by applicable legislation and regulation, including within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder by the SEC.

The Board may remove members of the Committee at any time, with or without cause.

The Chair shall be designated by the Board; provided, that if the Board does not so designate a Chair,

the Committee shall choose one of its members to be its Chair by majority vote. The Chair shall have the duties and responsibilities set out in Section VI.

The Committee will meet at least quarterly, or more frequently as circumstances dictate. The Committee shall be convened whenever requested by external auditors or any member of the Committee or otherwise as required by law. The external auditors shall be entitled to receive notice of every meeting of the Committee and to attend and be heard at all such meetings. The Committee shall periodically meet separately with management and the external auditors in executive sessions. In addition, the Committee shall periodically meet with the external auditors and management to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Subject to applicable law and exchange requirements, the Committee and the Chair may invite any director, executive, employee, or such other person as it deems appropriate to attend and participate in any portion of any Committee meeting, and may exclude from all or any portion of its meetings any person it deems appropriate in order to carry out its responsibilities. The Committee will also meet before or after each regularly scheduled meeting in camera. Meetings may be held in person or by tele- or video-conference. The Committee may also act by unanimous written consent, whether given in writing or electronically, in lieu of a meeting.

Unless otherwise determined from time to time by resolution of the Board, a majority of members of the Committee shall constitute a quorum for the transaction of business at a meeting. For any meeting(s) at which the Committee Chair is absent, the Chair of the meeting shall be the person present who shall be decided upon by all members present. At a meeting, any question shall be decided by a majority of the votes cast by members of the Committee, except where only two members are present, in which case any question shall be decided unanimously. Unless otherwise determined by resolution of the Board, the Corporate Secretary of the Company or his/her delegate shall be the Secretary of the Committee. The Committee will maintain written minutes of its meetings and copies of written consents. The Committee shall report regularly to the Board.

I.	Responsibilities and Duties of the Committee

In addition to such other duties as may from time to time be expressly assigned to the Committee by the Board, the Committee shall have the following responsibilities and duties:

Financial Reporting

1.	Prepare an audit committee report, if required, to be included in the Company’s annual proxy statement.

2.	Prior to their public disclosure, review and discuss with management and, if applicable, the external auditor:

•
the Company’s annual financial statements and the related Management’s Discussion and Analysis (“MD&A”), including the discussion of critical accounting estimates included therein and, if appropriate, recommend to the Board the approval, filing and disclosure of such information;

•
the Company’s quarterly unaudited financial statements and associated MD&A, including the discussion of critical accounting estimates included therein and, if appropriate, approve the filing and disclosure of such information;

•	the Company’s earnings press releases, including any pro forma or non-GAAP information included therein and, if appropriate, recommend to the Board their approval, filing and disclosure;

•	the type and presentation of financial information and earnings guidance provided to analysts, ratings agencies and others;

•
to the extent they include financial information extracted or derived from the Company’s financial statements, other public reports or filings by the Company, including the Company’s annual information and proxy statements, approve such information, or where appropriate recommend to the board their approval; and

•	internal controls (or summaries thereof) and the integrity of the financial reporting and related attestations by the external auditors of the Company’s internal controls over financial reporting.

External Auditor

3.
Review, report and approve of, or where appropriate provide recommendations to the Board as to, the appointment, term, compensation and review of engagement, removal, independence, audit plan (including the timing and scope of the audit), estimated and actual fees and contractual arrangements of the external auditor. The external auditor will report directly to the Committee and the Committee will oversee the work performed by the external auditor and the resolution of disagreements between management and the external auditor if they arise, taking into account where appropriate the opinions of management.

4.	Review the external auditors’ management letters and management’s responses to such letters.

5.
At least annually, the Committee shall assess the external auditor’s independence. The Committee shall obtain and review a report by the external auditor describing all relationships between the external auditor and the Company, including the written disclosures and the letter from the external auditor required by applicable requirements. The Committee shall review any disclosed relationships or services that may affect the independence and objectivity of the auditor and take appropriate actions to oversee the external auditor.

6.
Review and preapprove (which may be pursuant to preapproval policies and procedures) all audit and non-audit services to be provided by the external auditor. Delegate, if deemed appropriate, authority to one or more members of the Committee to grant preapprovals of audit and non-audit services, provided that any such approvals be presented to the Committee at its next scheduled meeting. Consider whether the auditor’s provision of permissible non-audit services is compatible with the auditor’s independence.

7.	Discuss with the external auditor and management any matters required to be discussed in accordance with applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

8.
Meet periodically with the external auditor in the absence of management. Review with the external auditor any audit problems or difficulties the external auditor encountered in the course of the audit work and management’s response, including any restrictions on the scope of the external auditor’s activities or access to requested information and any significant disagreements with management.

9.	Review and discuss the reports required to be made by the external auditor regarding:

•	critical accounting policies and practices;

•
material selections of accounting policies when there is a choice of policies available under GAAP that have been discussed with management, including the ramifications of the use of such alternative treatment, and the treatment preferred by the external auditor;

•	other material written communications between the external auditor and management; and,

•	any other matters required to be communicated to the Committee by applicable rules and regulations.

10.	At least annually, obtain and review a report by the external auditor describing:

•	the external auditor’s internal quality-control procedures;

•
any material issues raised by the most recent internal quality-control review or peer review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years with respect to independent audits carried out by the external auditor, and any steps taken to deal with such issues; and,

•
all relationships between the external auditor and the Company, addressing the matters set forth in PCAOB Rule 3526. This report should be used to evaluate the external auditor’s qualifications, performance, and independence. Further, the Committee will review the experience and qualifications of the lead partner each year and determine that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed. The Committee will also consider whether there should be rotation of the external auditor itself. The Committee will present its conclusions to the Board.

11.	Set policies, consistent with governing laws and regulations, for the hiring of current or former personnel of the external auditor.

Financial Reporting Processes, Accounting Policies and Internal Controls

12.	Review and discuss with management and the external auditor, and monitor, report and where appropriate, provide recommendations to the Board on:

•	the adequacy and effectiveness of the Company’s system of internal controls over financial reporting, including any significant deficiencies and significant changes in internal controls;

•	the integrity of the Company’s external financial reporting processes;

•	the Company’s disclosure controls and procedures, including any significant deficiencies in or material non-compliance with, such controls and procedures; and

•	the relationship of the Committee with other committees of the Board and management.

13.	Understand the scope of the external auditors’ review of internal control over financial reporting and obtain reports on significant findings and recommendations, together with management responses.

14.
Review and discuss with the Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) the process for the certifications to be provided and receive and review any disclosure from the Company’s CEO and CFO made in connection with the required certifications of the Company’s quarterly and annual reports filed, including: a) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial data; and b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

15.
Review major issues and analyses prepared by management and/or the external auditor regarding accounting principles and financial reporting issues and judgments made in connection with the preparation of financial statements, including any significant changes in the Company’s selection or application of accounting principles, the effect of alternative GAAP methods on the financial statements, complex or unusual transactions and highly judgmental areas, such as the presentation and impact of significant risks and uncertainties and key estimates and judgments of management that may be material to financial reporting, the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company, and major issues as to the adequacy of the Company’s internal controls, and any special audit steps adopted in light of material control deficiencies.

16.	Review the Company’s policies and procedures for reviewing and approving or ratifying related-party transactions. Review and approve or ratify all related-party transactions.

17.
Establish and oversee procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including procedures for confidential, anonymous submissions by employees regarding questionable accounting or auditing matters.

18.	Meet periodically with management in the absence of the external auditor.

19.	Consider the risk of management’s ability to override the Company’s internal controls.

Ethical and Legal Compliance and Risk Management

20.
Review, with the Company’s counsel, legal compliance and legal matters that could have a significant impact on the Company’s financial statements. Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up of any instances of non-compliance. Receive and review periodic reports from the Company with respect to the Company’s pending or threatened material litigation. Review the appropriateness of the disclosure thereof in the documents reviewed by the Committee. Review, with Company’s counsel, on a regular basis, any reports of whistleblowing, including any reports made to the Anonymous Helpline.

21.
Discuss the Company’s policies with respect to risk assessment and risk management, the Company’s insurance coverage, as well as the Company’s major financial risk exposures and the steps management has undertaken to control them.

22.	Review the Company’s compliance with internal policies and the Company’s progress in remedying any material deficiencies that could have a significant impact on the Company.

23.	Review the findings of any examinations by regulatory agencies, and any external auditors observations made regarding those findings.

Other Responsibilities

24.	Report regularly to the Board regarding the execution of the Committee’s duties and responsibilities, activities, any issues encountered, and related recommendations.

25.	Institute and oversee special investigations as needed.

26.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing laws that the Board or Committee determines are necessary or appropriate.

II.	Delegation of Authority

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

III.	Responsibilities and Duties of the Chair

The Chair shall have the following responsibilities and duties:

•	chair meetings of the Committee;

•	in consultation with the Board Chair and the Corporate Secretary, determine the frequency, dates and locations of meetings of the Committee;

•
in consultation with the CEO, the CFO, the Corporate Secretary and others as required, review the annual work plan and the meeting agendas to ensure all required business is brought before the Committee;

•	in consultation with the Board Chair, ensure that all items requiring the Committee’s approval are appropriately tabled;

•	report to the Board on the matters reviewed by, and on any decisions or recommendations of, the Committee at the next meeting of the Board following any meeting of the Committee; and

•	carry out any other or special assignments or any functions as may be requested by the Board.

IV.	Limitation on Committee’s Duties

The Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the external auditor, in accordance with its business judgment. Members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, professional accountants or auditors. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Committee to (i) plan or conduct any audits, (ii) determine or certify that the Company’s financial statements are complete, accurate, fairly presented or in accordance with generally accepted accounting principles or applicable law, (iii) guarantee the external auditor’s reports, or (iv) provide any expert or special assurance as to the Company’s internal controls or management of risk. Members of the Committee are entitled to rely, absent knowledge to the contrary, on the integrity of the persons and organizations from whom they receive information, the accuracy and completeness of the information provided, and representations made by management as to any audit or non-audit services provided by the external auditor.

Nothing in this Charter is intended or may be construed as imposing on any member of the Committee or the Board a standard of care or diligence that is in any way more onerous or extensive than the standard to which the directors are subject under applicable law. This Charter is not intended to change or interpret the amended articles of incorporation or by-laws of the Company or any federal, provincial, state or exchange law, regulation or rule to which the Company is subject, and this Charter should be interpreted in a manner consistent with all such applicable laws, regulations and rules. The Board may, from time to time, permit departures from the terms hereof, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to securityholders of the Company or other liability whatsoever.

Any action that may or is to be taken by the Committee may, to the extent permitted by law or regulation, be taken directly by the Board.

V.	Evaluation of Committee

The Committee shall, on an annual basis, review and evaluate its performance. In conducting this review, the Committee shall address such matters that the Committee considers relevant to its performance and evaluate whether this Charter appropriately addresses the matters that are or should be within its scope. The review and evaluation shall be conducted in such a manner as the Committee deems appropriate.

The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its review and evaluation, including any recommended changes to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures, as it deems necessary or appropriate.

Approved by the Board May 5, 2015, effective as of the Company’s initial public offering

* * * * *